SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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FC Banc Corp.
(Name of Registrant as Specified In Its Charter)

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[FC Banc Corp Letterhead]
November 17, 2005
Dear Shareholder:
You are cordially invited to attend a special shareholders’ meeting of FC Banc Corp. to be held on Thursday, December 15, 2005 at 1:00 p.m. local time, at FC Banc Corp.’s main office, 105 Washington Square, Bucyrus, Ohio.
At the special meeting, you will be asked to consider and vote upon a proposal to effect a 1-for-500 reverse stock split, followed immediately by a 500-for-1 forward stock split (together these are referred to as the “Stock Splits”) of FC Banc Corp.’s common shares. If the Stock Splits are completed:

•	Each share held by a shareholder owning fewer than 500 FC Banc Corp. shares immediately before the Stock Splits will be cancelled and extinguished in exchange for $29.12 in cash, without interest; and

•	Each share held by a shareholder owning 500 or more FC Banc Corp. shares will continue to represent one FC Banc Corp. share after the Stock Splits.

The purpose of the Stock Splits is to reduce the number of record holders of FC Banc Corp. shares below 300, which will enable us to deregister our shares under the Securities and Exchange Act of 1934 and no longer be a public company reporting to the SEC.
Our board of directors believes that the proposal is in the best interest of FC Banc Corp and its shareholders and is fair to all shareholders of FC Banc Corp. The Board of Directors has unanimously approved this proposal and recommends that you vote “For” the Stock Splits.
We urge you to read carefully the accompanying proxy statement which contains a detailed description of the proposal, our reasons for it and its effects.
It is important that your shares be voted, and we hope that you will be able to attend the special meeting. We urge you to execute and return the enclosed form of proxy as soon as possible, whether or not you expect to attend the special meeting of shareholders in person.

Very truly yours,

/s/ Robert D. Hord	/s/ Coleman J. Clougherty
Robert D. Hord	Coleman J. Clougherty
Chairman	President

FC Banc Corp.
105 Washington Square
Bucyrus, Ohio 44820
(419) 562-7040
Notice of Special Meeting of Shareholders
          A Special Meeting of Shareholders (the “Special Meeting”) of FC Banc Corp., an Ohio corporation, will be held on December 15, 2005, at 1:00 p.m., local time, at the main office of FC Banc Corp., 105 Washington Square, Bucyrus, Ohio, for the following purposes, which are more completely set forth in the accompanying Proxy Statement:
1.	To consider and vote upon a proposal to amend FC Banc Corp.’s Amended and Restated Articles of Incorporation (“Articles”) to effect a 1-for-500 reverse stock split, followed immediately by an amendment to FC Banc Corp.’s Articles to effect a 500-for-1 forward stock split of FC Banc Corp.’s common shares (collectively, the “Stock Splits”). As a result of the Stock Splits, (a) each shareholder owning fewer than 500 common shares of FC Banc Corp. immediately before the Stock Splits will receive $29.12 in cash, without interest, for each FC Banc Corp. common share owned by such shareholder immediately prior to the Stock Splits and will no longer be a shareholder of FC Banc Corp. ; and (b) each FC Banc Corp. common share held by a shareholder owning 500 or more common shares of FC Banc Corp. immediately prior to the effective time of the Stock Splits will continue to represent one common share of FC Banc Corp. after completion of the Stock Splits. The proposed amendments to FC Banc Corp.’s Articles are attached as Exhibits C and D to the accompanying Proxy Statement; and

2.	To transact such other business as may properly come before the Special Meeting or any adjournment thereof.
          Only FC Banc Corp. shareholders of record as of the close of business on November 14, 2005, will be entitled to notice of, and to vote at, the Special Meeting and any adjournment thereof.
          To assure that a quorum is present at the Special Meeting, please date, sign and promptly return the enclosed proxy whether or not you expect to attend the Special Meeting. A postage-prepaid envelope is enclosed for your convenience.
          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Stock Splits, passed upon the merits or fairness of the Stock Splits, or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

          FC Banc Corp.’s Board of Directors carefully considered the terms of the proposed Stock Splits, has determined that the Stock Splits are fair to, and in the best interests of, FC Banc Corp. and its shareholders, and unanimously recommends that you vote “For” the approval of the Stock Splits.

By Order of the Board of Directors,

/s/ Coleman J. Clougherty
Coleman J. Clougherty
President

Bucyrus, Ohio
November 17, 2005

2

FC Banc Corp.
105 Washington Square
Bucyrus, Ohio 44820
(419) 562-7040
PROXY STATEMENT
GENERAL INFORMATION
          This Proxy Statement provides information about a proposal to amend the Amended and Restated Articles of Incorporation (the “Articles”), of FC Banc Corp. (“FC Banc Corp. “, “we” or “us”) to effect a 1-for-500 reverse stock split, followed immediately by a 500-for-1 forward stock split (together these are referred to as the “Stock Splits”) of FC Banc Corp.’s common shares, no par value (“FC Banc Corp. shares” or “shares”). If the Stock Splits are completed:
•	Each share held by a shareholder owning fewer than 500 FC Banc Corp. shares immediately before the Stock Splits will be cancelled and extinguished in exchange for $29.12 in cash, without interest; and

•	Each share held by a shareholder owning 500 or more FC Banc Corp. shares will continue to represent one FC Banc Corp. share after the Stock Splits.
          The proposed amendments to FC Banc Corp.’s Articles to accomplish the Stock Splits are attached as Exhibits C and D to this Proxy Statement. The Board of Directors has scheduled a Special Meeting of Shareholders of FC Banc Corp. (the “Special Meeting”) to vote upon the Stock Splits. The date, time and place of the Special Meeting are as follows:
December 15, 2005, 1:00 p.m.
105 Washington Square
Bucyrus, Ohio 44820
          We cannot complete the Stock Splits unless the holders of at least 325,737 shares, which is a majority of the outstanding FC Banc Corp. shares, approve the Stock Splits. The executive officers and directors of FC Banc Corp. who have indicated they will vote in favor of the Stock Splits together own 94,236 or approximately 14.4% of the FC Banc Corp. shares outstanding on November 14, 2005 (the “Record Date”). If our directors and officers exercised presently exercisable options they hold prior to the Record Date, they would own approximately 118,395, or 17.5%, of the FC Banc Corp. shares entitled to vote at the Special Meeting.
          We urge you to read this Proxy Statement carefully and in its entirety, including the attached Exhibits. This Proxy Statement is first being mailed to FC Banc Corp.’s shareholders on or about November 17, 2005.
          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Stock Splits, passed upon the merits or fairness of the Stock Splits, or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.
          No person is authorized to give any information or to make any representation not contained in this proxy statement and, if given or made, such information or representation should not be relied upon as having been authorized by FC Banc Corp.
Summary Term Sheet
          The following is a summary of the material terms of the Stock Splits. Although this summary describes what we believe are the most material terms and conditions of the Stock Splits, this Proxy Statement contains a more detailed description of the terms and conditions. We urge you to carefully review, in their entirety, this Proxy Statement, the attached Exhibits and the documents incorporated by reference before voting.
Information about the Stock Splits
          The Stock Splits will consist of the following steps:
•	A 1-for-500 reverse stock split of FC Banc Corp. shares will occur on the date that the Ohio Secretary of State accepts for filing certificates of amendment to our Articles (the “Effective Date”). As a result:
-	Each holder of less than 500 FC Banc Corp. shares immediately before the reverse stock split will receive cash in the amount of $29.12, without interest, for each share held immediately before the reverse stock split and will no longer be a shareholder of FC Banc Corp. ; and

-	Each holder of 500 or more FC Banc Corp. shares immediately prior to the reverse stock split will receive a fractional share for each share held immediately before the reverse stock split. Fractional shares held by holders of more than 500 shares on the Effective Date will not be purchased by FC Banc Corp. and holders of 500 or more shares will not be entitled to receive any cash payment from FC Banc Corp.
•	After the reverse stock split is complete and holders of less than 500 shares have been cashed out, FC Banc Corp. will effect a 500-for-1 forward stock split of the FC Banc Corp. shares. Each holder of 500 or more FC Banc Corp. shares immediately before the reverse stock split will participate in the forward stock split, which will result in the holder owning the same number of shares after the forward stock split as before the reverse stock split.

•	If you are a record holder who holds less than 500 FC Banc Corp. shares but do not want to be cashed out in the Stock Splits, you may remain a FC Banc Corp. shareholder by purchasing a sufficient number of FC Banc Corp. shares, to the extent available, in the open market far enough in advance of the Stock Splits so that you hold at least 500 FC Banc Corp. shares on the Effective Date. Conversely, if you are a record holder and want to be cashed out in the Stock Splits, you may do so by selling a sufficient number of FC Banc Corp. shares in the open market far enough in advance of the Stock Splits so that you hold less than 500 shares on the Effective Date. If you hold fewer than 500 FC Banc Corp. shares and do not want to be cashed out, you may find it difficult to purchase additional shares in the open market so that you can hold at least 500 shares on the Effective Date. FC Banc Corp. shares are thinly traded. In the first six months of 2005, the average daily trading volume of our shares was 106 shares per day.

•	If you hold FC Banc Corp. shares in “street name” through a nominee (such as a broker or a bank) the effect of the Stock Splits on your FC Banc Corp. shares may be different than for record holders. FC Banc Corp. intends for the Stock Splits to treat “street name” shareholders the same as those holding shares in a record account, and nominees will be asked to effect the Stock Splits for their beneficial owners. However, your nominee may choose not to effect the Stock Splits on your FC Banc Corp. shares, and your nominee may have different procedures that you must follow. Shareholders holding shares in street name should contact their nominee to determine how the Stock Splits will affect them.

•	If your nominee will not effect the Stock Splits on your street name FC Banc Corp. shares and if you hold less than 500 shares and wish to ensure that you are cashed out in the Stock Splits, you may transfer your FC Banc Corp. shares out of street name and into a record account with FC Banc Corp. far enough in advance that the transfer is complete by the Effective Date.

•	If your nominee will effect the Stock Splits, you hold less than 500 shares of FC Banc Corp. and you wish to continue as a FC Banc Corp. shareholder after the Stock Splits, you may acquire additional FC Banc Corp. shares in your street name account, if available, in the open market far enough in advance that the transfer is complete by the Effective Date.
          Please see the sections of this Proxy Statement entitled “Special Factors — Effects of the Stock Splits” and “Stock Splits Proposal — Summary and Structure” for more information on the structure of the Stock Splits.
Purpose of and Reasons for the Stock Splits
•	The Stock Splits are intended to reduce the number of record holders of FC Banc Corp. shares below 300 and enable us to terminate the registration of, or deregister, our shares under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Deregistration would suspend our duty to file periodic reports and proxy statements with the Securities and Exchange Commission (the “SEC”) and, as a result, FC Banc Corp. would no longer be a public reporting company. We will, however, continue to be subject to the general anti-fraud provisions of federal and applicable state securities laws and federal and state banking laws applicable to FC Banc Corp. and The Farmers Citizens Bank.

•	We estimate annual cost savings of approximately $80,000 per fiscal year as a result of the deregistration of our shares and the related suspension of periodic reporting requirements, including provisions of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), and decreased transfer agent expenses from no longer being required to service holders with small positions in FC Banc Corp. shares;

•	We expect to realize non-recurring savings in the 2007 fiscal year of at least $200,000 in fees and expenses to implement procedures to comply with the internal controls audit requirements of Section 404 of the Sarbanes-Oxley Act;

•	The Stock Splits constitute the most expeditious, efficient, cost effective and fair method to convert FC Banc Corp. from a public reporting company to a non-public, non-reporting company compared to other alternatives considered by the Board.
          Please see the sections of this Proxy Statement entitled “Special Factors — Purpose of and Reasons for the Stock Splits” and “Special Factors — Effects of the Stock Splits” for more information on the principal reasons for the Stock Splits.
Fairness of the Stock Splits
•	The Board believes that the Rule 13e-3 transaction is in FC Banc Corp.’s best interests and is both substantively and procedurally fair to unaffiliated holders whose shares will be cashed out in the Stock Splits (“Cashed Out Holders”) and the unaffiliated holders who will remain FC Banc Corp. shareholders after the Stock Splits (“Continuing Holders”). The factors the Board considered in determining the fairness of the Rule 13e-3 transaction are described in greater detail in this Proxy Statement.

•	The Board has set $29.12 per share (the “Cash Out Price”) as the cash consideration to be paid by FC Banc Corp. to holders of less than 500 FC Banc Corp. shares instead of issuing such holders fractional shares (i.e., less than one whole share) in connection with the reverse stock split. The Board made this determination in good faith and received a fairness opinion (the “Fairness Opinion”) prepared by Austin Associates, LLC (“Austin Associates”), an independent financial advisor. The full text of the Fairness Opinion, dated August 31, 2005, is attached to this Proxy Statement as Exhibit A. The Fairness Opinion is also available for inspection and copying at FC Banc Corp.’s principal executive offices located at 105 Washington Square, Bucyrus, Ohio 44820.

•	The Fairness Opinion states that, based upon and subject to the factors and assumptions set forth therein, as of August 31, 2005, the Cash Out Price is fair, from a financial point of view, to both the Cashed Out Holders and the Continuing Holders. We urge you to read the Fairness Opinion in its entirety.

•	Austin Associates provided the Fairness Opinion for the Board in connection with its consideration of the Stock Splits. The Fairness Opinion is not a recommendation as to how you should vote with respect to the Stock Splits.

          Please see the sections of this Proxy Statement entitled “Special Factors — Fairness of the Stock Splits,” “Special Factors — Opinion of Austin Associates,” “Stock Splits Proposal - Background of the Stock Splits” and “Stock Splits Proposal — Recommendation of the Board” for more information regarding the fairness of the Stock Splits.
Advantages of the Stock Splits
•	By completing the Stock Splits, deregistering our shares and suspending our periodic reporting obligations under the Exchange Act, we expect to realize recurring annual cost savings of approximately $80,000. In addition, we expect to realize non-recurring savings of at least $200,000 in consulting fees and expenses to implement procedures to comply with the internal controls audit requirements of Section 404 of the Sarbanes-Oxley Act. Deregistration will also eliminate the significant amount of time and effort previously required of our management to prepare and review the reports required to be filed under the Exchange Act.

•	The Stock Splits provide Cashed Out Holders with an opportunity to liquidate their FC Banc Corp. shares at a premium without paying brokerage commissions or other transaction fees.

•	The Stock Splits will not impact affiliated holders of FC Banc Corp. shares differently than unaffiliated holders on the basis of affiliate status. The sole determining factor as to whether a shareholder will remain a shareholder of FC Banc Corp. after the Stock Splits is the number of shares held immediately prior to the Stock Splits.

•	The Stock Splits will have minimum effect on the relative voting power of Continuing Holders. An estimated 64,600 shares, which is only 9.9% of the 651,473 outstanding FC Banc Corp. shares, will be eliminated as a result of the Stock Splits. As a result, each Continuing Holder’s ownership percentage will increase by approximately 10%. Including currently exercisable options, the executive officers and directors of FC Banc Corp. currently beneficially own approximately 17.5% of the outstanding FC Banc Corp. shares, and will beneficially own approximately 19.3% of the outstanding FC Banc Corp. shares following the Stock Splits.

•	The Stock Splits will reduce expenses related to administering small shareholder accounts. The expense of administering accounts of small shareholders is disproportionate to their ownership interest in FC Banc Corp. As of the Record Date, we estimate that we had approximately 330 record shareholders that held fewer than 500 FC Banc Corp. shares. These shareholders hold approximately 64,600, or 9.9%, of our outstanding shares but represent approximately 60% of our total number of record holders. As a result, a disproportionate amount of our expenses relating to the administration of shareholder accounts is attributable to shareholders holding less than 10% of our issued and outstanding shares.
          Please see the section of the Proxy Statement entitled “Special Factors -Fairness of the Stock Splits” for a more detailed discussion of the foregoing.

Disadvantages of the Stock Splits
•	Upon deregistration of our shares, our duty to file periodic reports with the SEC will be suspended for as long as we have fewer than 300 record holders of FC Banc Corp. shares. Information regarding our operations and financial results that is currently available to the general public and our investors will not be readily available after deregistration. Investors seeking information about us will have to contact us directly to receive such information and we may elect not to provide investors with requested information that we are not required by law to provide.

•	After the completion of the Stock Splits and deregistration of our shares, our shares will no longer be eligible for trading or quotation on any securities market or quotation system, except the Pink Sheets® and OTC Bulletin Board® (the “OTCBB”). Our shares are currently quoted on the OTCBB under the symbol “FCBQ.OB.” There can be no assurance that after the Stock Splits any broker-dealer will be willing to sponsor our shares on the OTCBB, which may reduce the liquidity of our shares. In addition to reduced liquidity, the lack of publicly available financial and other information about FC Banc Corp. may cause a decrease in the price at which FC Banc Corp. shares trade.

•	Following the Stock Splits, Cashed Out Holders will have no further financial interest in FC Banc Corp. and will not participate in the potential appreciation in the value of, or the payment of dividends on, FC Banc Corp. shares, including any benefit derived from our planned acquisition of Monitor Bancorp, Inc. Please see the section of the Proxy Statement entitled “Our Planned Acquisition of Monitor Bancorp, Inc. and The Monitor Bank” for a more detailed discussion of our planned acquisition of Monitor Bancorp, Inc. and its potential benefit to FC Banc Corp. and our shareholders.

•	After deregistration of our shares, FC Banc Corp. will no longer be subject to the liability provisions of the Exchange Act that apply to public companies or the provisions of the Sarbanes-Oxley Act, including the requirement that our chief executive officer and chief financial officer certify the accuracy of the financial statements contained in our Exchange Act filings.
          Please see the section of the Proxy Statement entitled “Special Factors — Disadvantages of the Stock Splits” for a more detailed discussion of the foregoing.
Voting Information

•	The Stock Splits require the approval of a majority of the outstanding FC Banc Corp. shares entitled to vote at the Special Meeting. As of the close of business on the Record Date, there were 651,473 FC Banc Corp. shares outstanding and entitled to vote at the Special Meeting, of which 325,737 are required to approve the Stock Splits. The executive officers and directors of FC Banc Corp. who have indicated they will vote in favor of the Stock Splits together own 94,236, or approximately 14.4%, of the FC Banc

Corp. shares outstanding and entitled to vote at the meeting. If our directors and executive officers exercised their presently exercisable options prior to the Record Date, they would own approximately 118,395, or 17.5%, of the shares entitled to vote at the meeting. Please see the section of the Proxy Statement entitled “Meeting and Voting Information” for more information.

             Please see the section of the Proxy Statement entitled “Meeting and Voting Information” for more information.
Material Federal Income Tax Consequences
•	FC Banc Corp. will not recognize any gain, loss or deduction for federal income tax purposes as a result of the Stock Splits.

•	Continuing Holders will not recognize any gain or loss for federal income tax purposes as a result of the Stock Splits. Cashed Out Holders will generally recognize a capital gain or loss for federal income tax purposes equal to the difference between the $29.12 Cash Out Price and the shareholder’s per share tax basis in the FC Banc Corp. shares that are exchanged for cash. You should consult your tax advisor to determine the effects of the Stock Splits on your FC Banc Corp. shares.
          Please see the section of this Proxy Statement entitled “Stock Splits Proposal — Material Federal Income Tax Consequences” for more information on the tax consequences of the Stock Splits.
Unavailability of Appraisal or Dissenters’ Rights
•	A shareholder of FC Banc Corp. does not have the right under Ohio law or FC Banc Corp.’s Articles or Code of Regulations (the “Regulations”) to demand the appraised value of the shareholder’s FC Banc Corp. shares or any other dissenters’ rights whether or not the shareholder votes in favor of the Stock Splits.
          Please see the section of this Proxy Statement entitled “Stock Splits Proposal - Unavailability of Appraisal or Dissenters’ Rights” for more information.
Termination of Stock Splits
•	The Board may, in its discretion, withdraw the Stock Splits from the agenda of the Special Meeting prior to any vote thereon if it believes it is in FC Banc Corp.’s best interests to do so. Although the Board presently believes that the Stock Splits are in FC Banc Corp.’s best interests and has recommended a vote for the Stock Splits, the Board nonetheless believes that it is prudent to recognize that factual circumstances could possibly change prior to the Effective Date such that it might not be appropriate or desirable to effect the Stock Splits.

          Please see the section of this Proxy Statement entitled “Stock Splits Proposal — Termination of Stock Splits” for more information.
Escheat Laws
•	All cash amounts payable to Cashed Out Holders that remain unclaimed will be subject to applicable state laws regarding abandoned property.
          Please see the section of this Proxy Statement entitled “Stock Splits Proposal — Escheat Laws” for more information.
Cautionary Notice Regarding Forward-Looking Statements
          When used in this Proxy Statement the words or phrases “will likely result,” “are expected to,” “will continue,” “anticipate,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements.” Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from results presently anticipated or projected. FC Banc Corp. cautions you not to place undue reliance on any such forward-looking statements, which speak only as of the date made. FC Banc Corp. advises readers that FC Banc Corp.’s actual results may differ materially from any opinions or statements expressed with respect to future periods in any current statements in this Proxy Statement or in our other filings with the SEC. To the extent that there is any material change in the information contained in this Proxy Statement, FC Banc Corp. will promptly disclose the change as required by applicable SEC rules and regulations. Please see the section of this Proxy Statement entitled “Available Information.”

i

Exhibit A — Fairness Opinion
Exhibit B — Letter of Intent
Exhibit C — Form of Reverse Stock Split Amendment
Exhibit D — Form of Forward Stock Split Amendment
ii

Special Factors
Purpose of and Reasons for the Stock Splits
          The purpose of the reverse stock split is to terminate FC Banc Corp.’s status as a public reporting company with the SEC. As a result of the reverse stock split and the repurchase of the resulting fractional shares from holders of fewer than 500 shares, we expect to have approximately 220 record holders of FC Banc Corp. shares, which would enable us to terminate the registration of our shares under the Exchange Act. If the Stock Splits are completed, we intend to file with the SEC to deregister the FC Banc Corp. shares. Our common shares are currently quoted on the OTCBB. If a market maker will sponsor our shares, our shares may be quoted on the OTCBB or in the Pink Sheets®, which are centralized quotation services that collect and publish market maker quotes for securities.
          The forward stock split is not necessary for us to reduce the number of holders of FC Banc Corp. shares and deregister our shares with the SEC. The Board, however, feels it is in the best interest of FC Banc Corp. and our shareholders to effect the 500-for-1 forward split immediately after the reverse stock split. Without the forward split, FC Banc Corp. shares would have an unusually high per share value, which would tend to further decrease the liquidity of our shares.
          The Board chose the Stock Splits as the structure for the proposed Rule 13e-3 going private transaction because the Board believes the Stock Splits provide greater certainty of sufficiently reducing the number of record holders of FC Banc Corp. shares to permit termination of FC Banc Corp.’s status as a public company. Please see the section of this Proxy Statement entitled “Alternatives to the Stock Splits” for alternative structures considered by the Board. The Board also chose the Stock Splits as the structure for the Rule 13e-3 going private transaction because the Stock Splits do not trigger dissenters’ rights as would a cash out merger. The Board chose to undertake the Rule 13e-3 going private transaction at this time to avoid the ongoing and increasing costs to FC Banc Corp. of being a public reporting company. Please see the section of this Proxy Statement entitled “Purpose of and Reasons for the Stock Splits – Reduced Costs and Expenses.”
          Reduced Costs and Expenses. We incur both direct and indirect costs to comply with the filing and reporting requirements imposed on us as a public reporting company. As described below, these costs include, among other things, management’s time spent preparing and reviewing our public filings and legal and accounting fees associated with the preparation and review of such filings. In recent years, we have incurred increasing costs as a result of being a public company. Since the passage of the Sarbanes-Oxley Act in 2002, in particular, our public company expenses have increased significantly and continue to do so.
          When the Sarbanes-Oxley Act was adopted, we realized that we would incur additional expenses as a result. We did not choose to deregister in 2002, however, because much of the Act had yet to be implemented and the extent of the increased costs was then unknown. Our legal and accounting costs have increased 50% from an average of $56,000 in 2001 and 2002, the last two fiscal years prior to the passage of the Sarbanes-Oxley Act, to an average of $84,000 in 2003 and

2004, due primarily to the implementation of the Sarbanes-Oxley Act. We expect these costs to increase further in the future. Of particular concern is the pending internal controls audit requirement imposed by Section 404 of the Sarbanes-Oxley Act. On September 29, 2005, the SEC extended the required date for reporting compliance with the internal controls audit requirement of Section 404 of the Sarbanes-Oxley Act. This internal controls audit reporting requirement is now effective for FC Banc Corp. in its 2007 fiscal year that begins January 1, 2007. We must begin preparing to comply with Section 404 in the latter part of our coming fiscal year and our expenses related to Section 404 compliance will begin at that time. We expect that our preparations to comply with Section 404 will result in additional one-time expense of at least $200,000, and significant increases in our annual audit and other expenses going forward. For smaller publicly traded companies, such as FC Banc Corp., these costs represent a larger portion of our revenues than for larger public companies.
          Not all of our reporting costs will be eliminated by deregistration, however. We will continue to comply with all federal and state reporting requirements applicable to FC Banc Corp. as a bank holding company and to The Farmers Citizens Bank as a state-chartered Federal Reserve member bank.
          We currently intend to continue to provide our shareholders with annual audited financial statements, quarterly unaudited financial statements and proxy statements by mailing these documents to them, although we will not be required to do so. If provided, these documents will not be as detailed or extensive as those required of a public reporting company.
          Once we deregister as a public company, however, information that we now make publicly available through our reports and other filings with the SEC, such as that contained in the management discussion and analysis portion of our annual report on Form 10-KSB, may no longer be available to our shareholders and others. Investors, including current and future shareholders, seeking additional information about us will have to contact us directly to request such information. We may or may not provide current and future shareholders with information we are not required by law to provide. Please see the sections of the Proxy Statement entitled “Effects of the Stock Splits” and “Disadvantages of the Stock Splits – Reduction of Publicly Available Information about FC Banc Corp.” for a discussion about the reduction in information about FC Banc Corp. that will be publicly available after we deregister as a public company.
          The Board believes that by deregistering our shares and suspending FC Banc Corp.’s periodic reporting obligations under the Exchange Act, we will realize recurring annual cost savings of approximately $80,000 in fees and expenses that we have historically incurred and additional expenses we expect to incur, including fees and expenses for compliance with the Sarbanes-Oxley Act and associated regulations. These estimated cost savings are described in greater detail below.
Estimated Annual Cost Savings:

Historical costs:
Legal fees	$15,000
Printing, mailing and filing costs	$8,000

Audit fees	$13,000

Total historical costs	$36,000

Additional expected annual costs:
Section 404 audit fees	$25,000
New personnel costs	$19,000

Total additional costs	$44,000

Total estimated annual cost savings	$80,000

          These estimated annual cost savings reflect, among other things: (i) a reduction in audit and related fees; (ii) a reduction in legal fees related to securities law compliance; (iii) the elimination of filing costs and expenses associated with electronically filing periodic reports and other documents (such as proxy statements) with the SEC on its Edgar database; (iv) the lower printing and mailing costs attributable to the reduction in the number of shareholders and the reduced disclosure requirements; (v) elimination of the need to hire additional personnel for Section 404 compliance purposes; (vi) the lower risk of liability that is associated with non-reporting company status and the expected decrease in premiums for directors’ and officers’ liability insurance; (vii) the audit savings due to FC Banc Corp. not being subject to the public company provisions of the Sarbanes-Oxley Act; and (viii) a reduction in direct miscellaneous clerical and other expenses.
          In addition to the estimated annual cost savings, completion of the Stock Splits and deregistration of our shares would also result in a significant one-time cost savings of at least $200,000 because we would not incur consulting fees and other expenses relating to the new internal controls audit requirements imposed by Section 404 of the Sarbanes-Oxley Act. Implementing Section 404 of the Sarbanes-Oxley Act would require additional significant expenditures, including fees to third parties for compliance planning, assessment, documentation and testing. It would also require a significant investment of time by the management and employees of FC Banc Corp. and The Farmers Citizens Bank.
          The annual and non-recurring cost savings set forth above are only estimates. The actual savings we realize from going private may be higher or lower than these estimates. The estimates are based upon the (i) actual costs to us of the services and disbursements in each of the categories listed above that were reflected in our recent financial statements and (ii) allocation to each category of management’s estimates of the portion of the expenses and disbursements believed to be solely or primarily attributable to our public reporting company status. In some instances, these cost savings expectations were based on verifiable assumptions. For example, our auditing fees will be reduced if we cease to be a public reporting company due to the elimination of fees for interim services. In addition, the costs associated with retaining legal counsel to assist us in complying with the Exchange Act reporting requirements will be eliminated if we no longer file reports with the SEC.

          Operational Flexibility. Another reason for the Stock Splits is the operational flexibility that deregistration would provide. The Board believes that ceasing to be a public reporting company would enable management to focus more on FC Banc Corp.’s long-term growth without the burden of SEC reporting requirements including the substantial time devoted by management and the Board to meeting SEC reporting requirements and the cost to FC Banc Corp. of meeting SEC reporting requirements. The Board believes that the possible benefits derived by FC Banc Corp. from being a public reporting company, including eligibility for trading or quotation on Nasdaq or an exchange, and better access to capital markets, do not warrant the administrative burden and costs of continuing FC Banc Corp.’s status as a public reporting company. Please see the sections of the Proxy Statement entitled “Disadvantages of the Stock Splits – Potential Reduction of Market for FC Banc Corp. Shares,” “Disadvantages of the Stock Splits – Possible Decline in Price of FC Banc Corp. Shares,” and “Disadvantages of the Stock Splits – FC Banc Corp. Will No Longer Have the Potential Benefits Normally Associated with Public Reporting Company Status” for a discussion of the possible loss of benefits for FC Banc Corp. associated with being a public reporting company.
          Conclusion. In light of the foregoing, the Board believes the benefits FC Banc Corp. receives from maintaining its status as a public reporting company and maintaining its small shareholder accounts are substantially outweighed by the associated costs and expenses. The Board believes that it is in FC Banc Corp.’s best interests to eliminate the administrative burden and costs associated with maintaining its status as a public reporting company and its small shareholder accounts.
Effects of the Stock Splits
          The primary effect of the Stock Splits will be to reduce the number of record holders of FC Banc Corp. shares from approximately 550 to approximately 220. Because we will have less than 300 record holders of FC Banc Corp. shares, we will be able, and intend, to deregister our shares with the SEC under the Exchange Act and our duty to file periodic reports with the SEC will be suspended for as long as we have less than 300 record holders of our shares. The suspension of our reporting obligations under the Exchange Act will further reduce the existing limited trading market for FC Banc Corp. shares. After deregistration of our shares, we will no longer be subject to the liability provisions of the Exchange Act that apply to public companies or the provisions of the Sarbanes-Oxley Act, including the requirement that FC Banc Corp.’s officers certify the accuracy of FC Banc Corp.’s financial statements.
          Discussed below are some additional effects of the Stock Splits on certain persons or groups.
          Effects on Cashed Out Holders. Upon completion of the Stock Splits, Cashed Out Holders (i.e., holders of less than 500 FC Banc Corp. shares immediately before the completion of the Stock Splits):
•	Will have their FC Banc Corp. shares cancelled in a taxable transaction in exchange for the Cash Out Price instead of selling their shares at a time and for a price of their choosing. This is a detriment to Cashed Out Holders.

•	Will likely be required to pay a tax on the cash received. This is a detriment to Cashed Out Holders.

•	Will receive the Cash Out Price without paying brokerage commissions or other transaction fees. This is a benefit to Cashed Out Holders.

•	Will no longer be a shareholder of FC Banc Corp. and will not be able to participate in FC Banc Corp.’s future earnings or growth. This is a detriment to Cashed Out Holders.

•	Will receive no interest on cash payments owed to them by FC Banc Corp. as a result of the Stock Splits. This is a detriment to Cashed Out Holders.
          For a discussion of the federal income tax consequences of the Stock Splits, please see the section of this Proxy Statement entitled “Stock Splits Proposal — Material Federal Income Tax Consequences.” These effects on Cashed Out Holders are the same regardless of whether the Cashed Out Holder is an affiliate of FC Banc Corp., for example, a director or executive officer, or an unaffiliated Cashed Out Holder.
          If you hold FC Banc Corp. shares in “street name” through a nominee, the Stock Splits may not affect you the same as they do record holders. FC Banc Corp. intends for the Stock Splits to affect shareholders holding FC Banc Corp. shares through a nominee the same as those holding shares in a record account, and nominees will be asked to effect the Stock Splits for their beneficial owners. However, your nominee may choose not to effect the Stock Splits on your shares, and your nominee may have different procedures that you must follow. Shareholders holding shares in street name should contact their nominee to determine how the Stock Splits will affect them.
          If you hold less than 500 FC Banc Corp. shares, but you would rather continue to be an FC Banc Corp. shareholder after the Stock Splits and not be cashed out, you may do so by taking one of the following actions far enough in advance so that it is complete by the Effective Date:
•	Purchase a sufficient number of additional shares, if available, on the open market and have them registered in your name and consolidated with your current record account, if you are a record holder, so that you hold at least 500 FC Banc Corp. shares in your record account immediately before the Effective Date;

•	If your nominee will effect the Stock Splits on your FC Banc Corp. shares, you may acquire additional shares in your street name account, if available, in the open market. Due to the limited market in FC Banc Corp. shares, there is no assurance that you will be able to purchase enough shares to remain a shareholder of FC Banc Corp. If your nominee chooses not to effect the Stock Splits, you may not be required to take any action to remain a shareholder of FC Banc Corp. if you continue to hold your FC Banc Corp. shares through your nominee on the Effective Date. You should contact your nominee to determine how the Stock Splits will affect you; or

•	If applicable, consolidate accounts in which you hold an interest so that you hold at least 500 FC Banc Corp. shares in one record account immediately before the Stock Splits.
          Effects on Continuing Holders. If the Stock Splits are completed, Continuing Holders (i.e., holders of 500 or more FC Banc Corp. shares immediately before the Stock Splits):
•	Will realize the potential financial benefits of the termination of the registration of our shares under the Exchange Act, including FC Banc Corp.’s reduced expenses as a result of deregistration with the SEC.

•	Will hold the same number of shares before and after the Stock Splits. This is neither a benefit nor a detriment to Continuing Holders.

•	Will not receive cash for any portion of their FC Banc Corp. shares. This is neither a benefit nor a detriment to Continuing Holders since they will hold the same number of shares.

•	Will likely experience a further reduction in liquidity of FC Banc Corp. shares. This is a detriment to Continuing Holders.

•	Will experience an approximate 10% increase in their respective ownership percentages of FC Banc Corp. shares. This is a benefit to Continuing Holders.

•	Will have less access to information about FC Banc Corp. This is a detriment to Continuing Holders.
          After deregistration of our shares under the Exchange Act, FC Banc Corp. shares will no longer be eligible for trading or quotation on any securities market or quotation system, except the Pink Sheets® and the OTCBB. In order for FC Banc Corp. shares to continue to be quoted on the OTCBB or quoted in the Pink Sheets®, one or more broker-dealers would need to continue to act as market maker and sponsor our shares. Although we anticipate that a broker dealer will sponsor our shares on the OTCBB or in the Pink Sheets®, there can be no assurance that any broker-dealer will be willing to act as a market maker in our shares after the Stock Splits.
          We intend to apply to the SEC to deregister our shares as soon as practicable after completion of the Stock Splits. Upon deregistration of our shares, we will no longer be required to file periodic reports with the SEC and we will not be required to comply with the requirements of the SEC’s proxy rules. Although there is no requirement that we do so, we currently intend to continue to provide annual audited financial statements, quarterly unaudited financial statements and proxy statements to our shareholders by mailing these documents to them. If provided, these documents may not be as detailed or extensive as the information we currently file with the SEC and deliver to shareholders and our financial statements may not be accompanied by management’s discussion and analysis of our financial condition and results of our operation. In addition, under Ohio law our shareholders will have access to certain of our corporate records upon request. It will, however, be more difficult for our shareholders to obtain information about us. Investors, including current and future shareholders, seeking additional information about us will have to contact us directly to request such information. We may or may not provide current and future shareholders with requested information we are not required by law to provide.
          Although we will continue to mail annual audited financial statements, quarterly unaudited financial statements and proxy statements to Continuing Holders, these documents will not include all of the information that we currently are required to provide to our shareholders under federal securities laws, including information such as a description of our business, management’s discussion and analysis of our financial condition and the results of our operation, descriptions of transactions with related parties, disclosure of executive compensation, and reports of beneficial ownership by our management.
          The termination of our Securities Exchange Act registration will make many of the provisions of the Securities Exchange Act, such as certain short-swing profit recapture rules, the requirement of furnishing a proxy or information statement in connection with shareholder meetings, and some requirements relating to tender offers, no longer applicable to FC Banc Corp. or its shareholders. In addition, the Sarbanes-Oxley Act of 2002 imposed many additional rules and regulations on public companies that were designed to protect investors. For example, among other things, that Act requires us to impose stricter standards on our audit committee and requires that our CEO and CFO personally certify our disclosures to shareholders. If the Stock Splits are approved and effected and we complete the Rule 13e-3 going private transaction, almost all of these new regulations will no longer be applicable to FC Banc Corp. This will be a detriment to Continuing Holders.
          If you hold 500 or more FC Banc Corp. shares and you would prefer to be completely cashed out in the Stock Splits, you may do so by selling enough FC Banc Corp. shares in the open market so that you hold less than 500 FC Banc Corp. shares as of the Effective Date. Due to the limited market for FC Banc Corp. shares, there is no assurance that you will be able to sell enough shares to reduce your holdings to less than 500 FC Banc Corp. shares. If you hold FC Banc Corp. shares in “street name,” you should contact your nominee (such as your broker or bank) to determine how the Stock Splits will affect you. If you hold fewer than 500 FC Banc Corp. shares and your nominee does not intend to effect the Stock Splits, you can ensure you are cashed out by transferring your FC Banc Corp. shares into a record account with FC Banc Corp. far enough in advance that the transfer is complete by the Effective Date.
          Effects on and Surrender of FC Banc Corp. Share Certificates. In connection with the Stock Splits, our shares will be assigned a new identification number by the Committee on Uniform Security Identification Procedures, or “CUSIP.” This new CUSIP number will appear on all share certificates issued after the Effective Date. All share certificates evidencing ownership of FC Banc Corp. shares outstanding prior to the Stock Splits will, after the Effective Date, be deemed to represent (a) for Cashed Out Holders, the right to receive $29.12 for each FC Banc Corp. share being repurchased in lieu of issuing fractional shares, and (b) for Continuing Holders, the right to receive a new share certificate with the new CUSIP number, whether or not the certificate is surrendered for exchange.
          You will receive a letter of transmittal from us as soon as practicable after the Stock Splits are completed. The letter of transmittal will contain instructions on how to surrender your existing share certificate(s) to the Transfer Agent for your cash payment or new certificate, as applicable. You will not receive your cash payment or new certificate until you surrender your outstanding share certificate(s) to the Transfer Agent, along with a completed and executed copy of the letter of transmittal. Do not send your share certificate(s) in with your proxy. Please wait until you receive your letter of transmittal to surrender your share certificate(s) to the Transfer Agent.
          Effects on FC Banc Corp. We intend to file a Form 15 with the SEC to apply to deregister our shares as soon as practicable after completion of the Stock Splits. Upon filing the Form 15, our obligation to file annual reports on Form 10-KSB, quarterly reports on Form 10-QSB and current reports on Form 8-K will be immediately suspended. Deregistration of the FC Banc Corp. Shares will be effective 90 days after the filing of the Form 15. Upon deregistration of our shares, our duty to file periodic reports with the SEC will be suspended for as long as we have fewer than 300 record holders and we will no longer be a public reporting company. In addition, we will be relieved of the obligation to comply with the requirements of the proxy rules under Section 14 of the Exchange Act. However, we will continue to be subject to the general anti-fraud provisions of federal and applicable state securities laws and we will also continue to be subject to regulation by the Federal Reserve, the Federal Deposit Insurance Corporation (the “FDIC”), and the Ohio Division of Financial Institutions (the “ODFI”) as applicable to bank holding companies and Ohio chartered banks.
          As a result of the deregistration of our shares, we estimate that we will save approximately $80,000 in annual costs associated with being a public company, as well as reallocation to other aspects of our operations of personnel expense for time currently spent by management and employees associated with our SEC reporting activities. Additionally, we anticipate a one time cost savings of at least $200,000 in expenses to comply with the internal controls audit requirements of Section 404 of the Sarbanes-Oxley Act. These anticipated savings are discussed under the heading “Purpose of and Reasons for the Stock Splits — Reduced Costs and Expenses” above. These cost savings are a benefit to FC Banc Corp. and the Continuing Holders.
          Although we will no longer be a public reporting company, we expect our business and operations, and the business and operations of The Farmers Citizens Bank, to continue as they are presently conducted. The executive officers and directors of FC Banc Corp. and The Farmers Citizens Bank will not change due to the Stock Splits. The Farmers Citizens Bank’s deposits will continue to be insured by the FDIC and we will continue to be regulated by the same bank regulatory agencies. We expect to realize time and cost savings as a result of terminating our public company status, and we intend to invest those savings in other areas of our business operations. Other than as described in this Proxy Statement, neither FC Banc Corp., The Farmers Citizens Bank nor their management has any current plans or proposals to do any of the following: effect any extraordinary corporate transaction (such as a merger, reorganization or liquidation); sell or transfer any material amount of FC Banc Corp. or The Farmers Citizens Bank’s assets; change the composition of the Board or management of FC Banc Corp. or The Farmers Citizens Bank; change materially FC Banc Corp.’s indebtedness or capitalization; change FC Banc Corp.’s dividend policy; or otherwise effect any material change in FC Banc Corp.’s corporate structure or business. Please see the section of the Proxy Statement entitled

“Our Plans to Acquire Monitor Bancorp, Inc. and The Monitor Bank” for a discussion of our planned acquisition of Monitor Bancorp. Please see the section of the Proxy Statement entitled “Special Factors – Financing of the Payment of the Cash Out Price”, “Special Factors — Purchase of Shares by Our Directors and Executive Officers”, “Special Factors — Source of Funds and Expenses”, and “Financial Information — Pro Forma Financial Information” for a discussion of our private placement of our shares and its effect on our capitalization.
          Currently, we have no plans to issue FC Banc Corp. shares after the Stock Splits, other than pursuant to FC Banc Corp.’s 1997 Stock Option and Incentive Plan (the “Option Plan”) and in connection with our planned acquisition of Monitor Bancorp, but we reserve the right to do so at any time and from time to time at such prices and on such terms as the Board determines to be in FC Banc Corp.’s best interests. Future issuances of our shares will reduce the ownership percentage of FC Banc Corp.’s shareholders at the time. Holders of FC Banc Corp. shares do not currently have, and will not have, any preemptive or other preferential rights to purchase any equity securities that we may issue in the future, unless such rights are specifically granted to such holders.
          After the Stock Splits are completed, we may, from time to time, repurchase FC Banc Corp. shares in privately negotiated sales or other transactions. Whether or not we purchase shares in the future will depend on a number of factors, including FC Banc Corp.’s financial condition, operating results and available capital at the time.
          Effects on Rights of FC Banc Corp. Shares. The rights associated with FC Banc Corp. shares will be unaffected by the Stock Splits, and there will be no changes with respect to dividend, voting, liquidation or other rights associated with the shares. We will hold the FC Banc Corp. shares acquired in the Stock Splits as treasury shares.
          Effects on FC Banc Corp.’s Executive Officers, Directors and Affiliates. If we complete the Stock Splits and deregister, our affiliates, consisting of our executive officers, directors and any shareholders who own more than ten percent (10%) of FC Banc Corp. shares, will be relieved from complying with the stock ownership reporting requirements and “short swing profit” trading restrictions under Section 16 of the Exchange Act, as well as many of the provisions of the Sarbanes-Oxley Act. This is a benefit to our affiliates who are Continuing Holders. However, our affiliates will also lose the ability to dispose of their FC Banc Corp. shares pursuant to Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), which is a detriment to our affiliates.
          As is more thoroughly discussed under the heading “Information about FC Banc Corp. — Interests of Certain Persons in Matters to be Acted Upon,” we expect that upon the completion of the Stock Splits, our executive officers and directors will own, including exercisable options, approximately 19.3% of the then outstanding FC Banc Corp. shares, as compared to approximately 17.5% before the Stock Splits. This is a benefit to our affiliates who are Continuing Holders.

          Please also see the sections of the Proxy Statement entitled “Summary Term Sheet – Advantages of the Stock Splits,” “Summary Term Sheet – Disadvantages of the Stock Splits,” and “Special Factors – Disadvantages of the Stock Splits.”
Financing of the Payment of the Cash Out Price
          We expect that the entire approximate amount of $1,881,152 necessary to pay the Cash Out Price to Cashed Out Holders will come from the working capital of the holding company. On September 9, 2005, FC Banc Corp. completed its offer and sale of shares in a private placement to its directors, executive officers and a few additional persons, each of whom is an “accredited investor” under SEC Regulation D. This private placement resulted in the issuance of 72,400 shares and the receipt of $2,108,288 in gross proceeds. We offered and sold our shares in this private placement at $29.12 per share, the same price as the Cash Out Price. No sales agent was used. We have no commissions or other fees to pay in connection with the sale of our shares in the private placement. The proceeds of this private placement of FC Banc Corp common shares will be used to fund the going private transaction and provide additional working capital.
Purchase of Our Shares by Directors and Executive Officers
          Some of our directors and executive officers purchased our shares in the private placement that was completed September 9, 2005, at the price of $29.12 per share. Robert D. Hord, a director, purchased 22,244 common shares in the private placement. David G. Dostal, a director, purchased 1,000 common shares in the private placement. Samuel J. Harvey, a director, purchased 150 shares in the private placement. Lawrence A. Morrison, a director, purchased 2,000 shares in the private placement. Patrick J. Drouhard, a director, acquired 33 shares from FC Banc Corp. through exercise of a stock option on September 7, 2005, at a price of $28.25 per share. None of our directors and executive officers has engaged in any other transaction in our shares within the past 60 days.
Source of Funds and Expenses
          We estimate that approximately $1,881,152 will be required to pay the Cash Out Price to all Cashed Out Holders in connection with the Stock Splits. We intend to finance the Cash Out Price using the capital raised in connection with our common share private placement offering discussed above. Additionally, FC Banc Corp. will pay all of the expenses related to the going private transaction. We estimate that these expenses will be as follows:

SEC Filing Fees	$222
Legal Fees	60,000
Accounting Fees	5,000
Financial Advisory / Valuation Fees	20,000
Printing Costs	5,000
Other	500
Total	$90,722

Alternatives to the Stock Splits
          In making its determination to proceed with the Stock Splits, the Board considered the potential feasibility of the alternative transactions described below. The Board did not investigate the potential costs of the transactions listed below because it determined that they either had no certainty of sufficiently reducing the number of FC Banc Corp.’s shareholders or had other features, such as triggering dissenters’ rights, which could possibly add to the expense and the uncertainty of the transaction.
          Issuer Tender Offer. The Board considered the feasibility of an issuer tender offer to repurchase FC Banc Corp. shares. The primary disadvantage of this type of transaction is that, due to its voluntary nature, we would have no assurance that enough FC Banc Corp. shares would be tendered to sufficiently reduce the number of FC Banc Corp.’s shareholders. In addition, the rules governing tender offers require equal treatment of all shareholders, including pro rata acceptance of offers from shareholders. These requirements make it difficult to ensure that we would be able to reduce the number of the holders of record of FC Banc Corp. shares enough to permit us to deregister the FC Banc Corp. shares, and we could incur the expense of repurchasing numerous shares and still be unable to deregister. As a result of these disadvantages, the Board determined not to pursue this alternative.
          Odd-Lot Tender Offer. Another option considered by the Board was an odd-lot tender offer. In an odd-lot tender offer we would offer to repurchase, at a designated price per share, FC Banc Corp. shares held by any holder of less than 100 shares. Unlike general tender offers, which require FC Banc Corp. to permit all shareholders to participate equally, there is an exception for tender offers to holders of less than 100 shares. However, even if all holders of less than 100 FC Banc Corp. shares participated in the tender, we still could not sufficiently reduce our number of shareholders to enable us to deregister. As a result, the Board rejected this alternative.
          Traditional Stock Repurchase Program. The Board also considered a plan whereby FC Banc Corp. would periodically repurchase FC Banc Corp. shares on the open market at then-current market prices. The Board rejected this type of transaction since repurchasing enough shares in this manner to enable us to deregister our shares would likely take an extended period of time, have no assurance of success and be of undeterminable cost.
          Reorganization Through A Cash Out Merger. The alternative available to the Board which was most similar to the Stock Splits was coordinating a merger with a shell corporation and reissuing stock to the shareholders of the newly merged entity. The share exchange would be such that shareholders owning less than 500 FC Banc Corp. shares prior to the merger would be cashed out, and shareholders owning more than 500 shares would become shareholders in the newly formed entity. The Board of Directors concluded that the Stock Splits were a better alternative since they do not require the formation of a new entity and do not trigger dissenters’ rights as would a cash out merger.

          Maintaining the Status Quo. The Board considered maintaining the status quo. In that case, we would continue to incur the expenses of being a public reporting company without enjoying the benefits traditionally associated with public company status. The Board believes that maintaining the status quo is not in the best interests of FC Banc Corp. and its shareholders and rejected this alternative.
Fairness of the Stock Splits
          The Board has determined that the Stock Splits are substantively and procedurally fair to unaffiliated Cashed Out Holders. The Board has also determined that the Stock Splits are substantively and procedurally fair to unaffiliated Continuing Holders. After consideration of all aspects of the Stock Splits, as described below, all nine of our directors, including the eight who are not employees, approved the Stock Splits. Except for the unanimous vote of the Board to approve the Stock Splits and its recommendation that FC Banc Corp.’s shareholders approve the Stock Splits, we are not aware that any of our executive officers, directors or affiliates has made a recommendation either in support of or opposed to the Stock Splits.
          Affiliated and unaffiliated shareholders will be treated equally in the Stock Splits. The only factor affecting whether a shareholder will be cashed out or will remain a shareholder of FC Banc Corp. is the number of shares held by the shareholder. Ohio law requires that holders of a majority of the issued and outstanding FC Banc Corp. shares approve the Stock Splits, and the Board did not voluntarily structure the Stock Splits to require the separate approval of FC Banc Corp.’s unaffiliated shareholders. In determining not to seek such separate approval, the Board was aware that FC Banc Corp.’s executive officers and directors together own 94,236, or approximately 14.4%, of the FC Banc Corp. shares entitled to vote at the Special Meeting and, if they exercised all of their presently exercisable options, would hold 118,395 or 17.5%, of the shares entitled to vote at the meeting. Our executive officers and directors have indicated that they will vote in favor of the Stock Splits. Because affiliated and unaffiliated shareholders will be treated equally in the Stock Splits, if separate approval of unaffiliated shareholders were required, our affiliated shareholders would be denied the right to vote solely on the basis of their affiliate status when they will receive no additional benefits or different treatment in the Stock Splits.
          In determining the fairness of the Stock Splits, the Board chose not to form a special committee of the Board to evaluate the Stock Splits. Although all of the directors own FC Banc Corp. shares, the 500 share threshold was determined without regard to their share ownership.
          The Board considered various share thresholds and ratios for the Stock Splits in the context of the likely expense to FC Banc Corp. of cashing out shareholders below a particular threshold and the likely reduction in the number of FC Banc Corp. record shareholders that would result from a particular split ratio. The Board chose a share threshold of 500 and a ratio of 1 for 500 for the reverse stock split, because the resulting reduction in record holders to approximately 220 would reduce the risk that the number of record holders of FC Banc Corp. reach 300 after the Rule 13e-3 going private transaction, the level at which FC Banc Corp. would have to file reports and proxy statements with the SEC. The Board determined the Cash Out Price of approximately $1,881,152 to be paid to holders of fewer than 500 shares to be appropriate in light of the benefits to be obtained from the Rule 13e-3 going private transaction. Please see the section of the Proxy Statement entitled “Stock Splits Proposal – Background of the Stock Splits.”
          As the 500 share threshold was the sole potential conflict of interest and the directors will be treated identically to all other shareholders in the Stock Splits, the Board determined that little or no additional protection would be afforded by an independent committee. One of our directors, holding 108 shares, will be cashed out as a result of the Stock Splits.
          Additionally, the Board chose to not retain an unaffiliated representative to act solely on behalf of unaffiliated shareholders for the purpose of negotiating the terms of the Stock Splits or preparing a report covering the fairness of the Stock Splits. The Board concluded that the expense of retaining an unaffiliated representative was not justified because it would add no measurable protection to FC Banc Corp.’s shareholders. Again the Board considered the fact that affiliated and unaffiliated shareholders will be treated equally in the Stock Splits. Other than the deliberations of the Board, no “negotiations” regarding the Stock Splits occurred, and the Board decided the method to be used and the split ratio based solely on what it believed would be most effective and efficient to reduce and maintain the number of shareholders below 300.
          We have not made any provision in connection with the Stock Splits to grant unaffiliated shareholders access to our corporate files or to obtain counsel or appraisal services at our expense. The Board determined that this proxy statement, together with our other filings with the SEC, provide adequate information for unaffiliated shareholders to make an informed decision with respect to the Stock Splits. The Board also considered the fact that under Ohio law, subject to certain conditions, shareholders have the right to review our relevant books and records. The Board does not believe that multiple legal or financial advisors are necessary because affiliated and unaffiliated shareholders are treated equally in the Stock Splits.
          The Board determined that the steps discussed above would be costly and would not provide any meaningful additional benefits, and did not feel they were necessary to ensure the procedural fairness of the Stock Splits.
          The Board determined that the Stock Splits are substantively fair to unaffiliated Cashed Out Holders, and also determined that the Stock Splits are substantively fair to unaffiliated Continuing Holders. In determining the substantive fairness of the Stock Splits, the Board considered the factors discussed below. The Board believes that the Stock Splits are substantively fair to FC Banc Corp.’s shareholders in light of these factors, taken together with the disadvantages also discussed below. The Board did not assign specific weight to the following factors in a formulaic fashion, but did place special emphasis on the significant cost and time savings we expect to realize from deregistration and the opportunity for unaffiliated holders of FC Banc Corp. shares to sell their shares at a premium and without brokerage fees or commissions.
          Significant Cost and Time Savings. By deregistering the FC Banc Corp. shares and suspending our reporting obligations under the Exchange Act, we expect to realize recurring annual cost savings of approximately $80,000 and non-recurring savings of at least $200,000 in fees and expenses that we would otherwise expect to incur to implement procedures to comply with the internal controls audit requirements of Section 404 of the Sarbanes-Oxley Act. In addition, we will eliminate the time and effort previously spent by our management to prepare and review our reports required to be filed with the SEC under the Exchange Act and we will also be able to reallocate this personnel time to other areas of operations. Please see the section entitled “Special Factors — Purpose of and Reasons for the Stock Splits” for more information about these cost savings. The Board considered the impact of these cost savings and determined that they support the fairness of the Stock Splits to unaffiliated Continuing Holders. These cost savings will benefit unaffiliated Continuing Holders through anticipated increases in return on equity and earnings per share and the potential of increased dividends after the Stock Splits. Because they will no longer be shareholders after the Stock Splits, the Board did not view this factor as relevant to its determination of fairness to the unaffiliated Cashed Out Holders.
          Current and Historical Market Prices. The Board reviewed both current and historical market prices of the FC Banc Corp. shares and considered these prices when determining the fairness of the Cash Out Price. During the period from January 1, 2003 to June 9, 2005 (the date the Board approved the Cash Out Price), the closing price of FC Banc Corp. shares ranged from a low of $26.25 during the quarter ended June 30, 2003 to a high of $31.00 during the quarter ended June 30, 2004. Please see the section of this Proxy Statement entitled “Information about FC Banc Corp. — Market Price and Dividend Information.” The Board focused primarily on our more recent trading prices, as evidenced by the 30, 60 and 90 day periods discussed below.
          The Cash Out Price of $29.12 per FC Banc Corp. share represents (i) a premium of 2.64% over the average closing price of FC Banc Corp. shares over the 90 trading days prior to and including June 9, 2005, which was $28.37 per share, (ii) a premium of 2.43% over the average closing price of FC Banc Corp. shares over the 60 trading days prior to and including June 9, 2005, which was $28.43, (iii) a premium of 3.63% over the average closing price of FC Banc Corp. shares over the 30 trading days prior to and including June 9, 2005, which was $28.10 per share, and (iv) a premium of 4% over the closing price of FC Banc Corp. shares on June 9, 2005, which was $28.00 per share. Further, the Stock Splits provide unaffiliated Cashed Out Holders with an opportunity to liquidate their FC Banc Corp. shares without paying brokerage commissions or other transaction fees.
          FC Banc Corp. shares are thinly traded. In 2004, the average daily trading volume in our shares was 46. In the first six months of 2005, the average daily trading volume in our shares was 106. In determining that $29.12 per share be established as the Cash Out Price, the Board took into consideration that, historically, the market for FC Banc Corp. shares has not been very liquid.
          Due to this limited liquidity, trades of only a few shares may sharply increase or decrease our trading price. If the trading price of our shares changes suddenly due to a trade, the bid and asked prices may remain at a higher or lower level for several days, even if no additional trades occur at that price. To eliminate the effects of this occasional volatility, the Board used the trading price averages for the 30, 60 and 90 day periods shown above to help determine the fairness of the Cash Out Price.

          The Board, in the exercise of its business judgment, approved $29.12 as the Cash Out Price for the FC Banc Corp. shares. The Board determined that, in light of the current and historical market prices of our shares, $29.12 per share represented fair consideration at a premium to the unaffiliated Cashed Out Holders. The Board also determined that $29.12, although fair to unaffiliated Cashed Out Holders, was not so high as to be unfair to the unaffiliated Continuing Holders.
          Prices at Which FC Banc Corp. Has Previously Repurchased FC Banc Corp. Shares. We have infrequently repurchased FC Banc Corp. shares. Please see the section of the Proxy Statement entitled “FC Banc Corp. Share Repurchase Information.” These repurchases were made at market prices at the times of the repurchase. During the period from January 1, 2004 to December 9, 2004 (the last date on which we repurchased FC Banc Corp. shares prior to the public announcement of Board’s decision to pursue the Stock Splits), we repurchased a total of 1,034 FC Banc Corp. shares at prices ranging from a low of $29.00 per share to a high of $31.00 per share. Because these repurchases were made at market value and did not involve a premium to market value, the Board did not consider them relevant and did not assign any weight to them in determining the fairness of the Cash Out Price to either the unaffiliated Cashed Out Holders or the unaffiliated Continuing Holders.
          Net Book Value. The Board believes that FC Banc Corp.’s net book value per share does not properly reflect our earnings stream and cash flow, two factors it considers critical for a meaningful valuation of the FC Banc Corp. shares. Net book value is based upon the historical cost of a company’s assets and ignores the value of a company as a going concern. The value of items such as a positive business reputation, a trained workforce and established customer accounts are ignored in computing net book value. The Board believes that the proper valuation of FC Banc Corp. should be based on our historical and prospective operating performance and Austin Associates’ analysis was based upon this premise. As set forth in greater detail in the section of this Proxy Statement entitled “Financial Information — Summary Financial Information,” our book value per share as of September 30, 2005, was $23.13. The Cash Out Price of $29.12 exceeds our book value per share and the Board believes that the Cash Out Price is fair to unaffiliated Cashed Out Holders in light of our net book value.
          On a pro forma basis at September 30, 2005, our book value per share would decrease from $23.13 to $22.32 per share, or 3.5%, as a result of the Stock Splits. Our earnings for the nine months ended September 30, 2005 (adjusted to reflect the costs of the Stock Splits and without giving effect to the anticipated costs savings) would increase .07 cents per diluted share, or 10.6%, solely from the decrease in the number of shares outstanding after the Stock Splits. The Board expects that the positive effect of cost savings, including anticipated improvement in earnings per share and return on equity, and the potential for increased dividends per share will quickly offset the reduction in book value per share and supports the fairness of the Stock Splits to unaffiliated Continuing Holders.
          Liquidation Value. In determining the fairness of the Stock Splits to unaffiliated Cashed Out Holders and unaffiliated Continuing Holders, the Board did not assign any weight to FC Banc Corp.’s liquidation value. Most of FC Banc Corp.’s assets are financial assets, and their liquidation value roughly approximates their book value. If our assets were sold in an orderly liquidation, some loans and deposits may be sold at a slight premium over book value, but other assets may be sold at a discount. The liquidation process would also involve additional legal fees, costs of sale and other expenses of the liquidation process. As a result, the Board believes that our liquidation value would be less than the current trading price of FC Banc Corp. shares.
          Going Concern Value. The Board did not assign any weight to FC Banc Corp.’s going concern value in determining the fairness of the Stock Splits to either the unaffiliated Cashed Out Holders or the unaffiliated Continuing Holders. As discussed under “Net Book Value” above, the value of FC Banc Corp. as a going concern takes into consideration, among other things, FC Banc Corp.’s business reputation, established customer base and trained and experienced employees and management. The Board believes that an indicator of FC Banc Corp.’s value as a going concern is the value of companies comparable to FC Banc Corp. and, as part of its review, the Board considered Austin Associates’ analysis regarding our peer groups and the comparison of our key pricing ratios compared to those of our peer groups. This analysis is discussed later in this Proxy Statement under the heading “Special Factors — Opinion of Austin Associates, LLC.” The Board reviewed and concurred with Austin Associates’ analysis which reflects that our pricing ratios are consistent with the pricing ratios of the selected peer groups. Based on that analysis and our ongoing operations, the Board determined that our trading price generally reflected the value of FC Banc Corp. shares on a going concern basis.
          Equal Treatment of Affiliated and Unaffiliated Holders of FC Banc Corp. Shares. The Stock Splits will not affect holders of FC Banc Corp. shares differently on the basis of affiliate status. The Board believed that this factor supports the fairness of the Stock Splits to both unaffiliated Cashed Out Holders and unaffiliated Continuing Holders because the sole determining factor in whether a shareholder will be a Cashed Out Holder or Continuing Holder is the number of FC Banc Corp. shares held by the shareholder immediately prior to the Stock Splits. Please see the section entitled “Stock Splits Proposal — Summary and Structure” for more information.
          Minimum Effect on Relative Voting Power. The Stock Splits will have minimum effect on the relative voting power of FC Banc Corp.’s shareholders. The FC Banc Corp. shares are the only outstanding voting shares of FC Banc Corp. and will continue to be the only outstanding voting shares after the Stock Splits. The voting and other rights of FC Banc Corp. shares will not be affected by the Stock Splits. The only effect of the Stock Splits on FC Banc Corp.’s voting power will be an approximate 10% increase in the individual ownership percentage of each Continuing Holder. The Board believes that this factor supports the fairness of the transaction to the unaffiliated Continuing Holders because they will experience the same percentage increase in their voting power. The Board did not assign this factor any weight in determining the fairness of the Stock Splits to the unaffiliated Cashed Out Holders.
          No Material Change in Ownership Percentage of Executive Officers and Directors. Since only approximately 9.9% of the outstanding FC Banc Corp. shares will be eliminated as a result of the Stock Splits, the ownership percentages of the Continuing Holders, including affiliated and unaffiliated shareholders, will increase by approximately 10%. The executive officers and directors of FC Banc Corp. currently beneficially own, including exercisable stock options, approximately 17.4% of the outstanding FC Banc Corp. shares, and will beneficially own approximately 19.3% following the Stock Splits. Two of our executive officers, owning 108 and 6 of our outstanding shares respectively, will have these shares cashed out in the Stock Splits, since they hold fewer than 500 shares each. Please see the section entitled “Information about FC Banc Corp. — Interest of Certain Persons in Matters to be Acted Upon.” The Board believes that this factor supports the fairness of the Stock Splits to unaffiliated Continuing Holders because their voting power will increase by the same percentage as our directors and officers. The Board did not view this factor as relevant in determining the fairness of the transaction to unaffiliated Cashed Out Holders.
          Reduced Expenses from Administering Small Accounts. The Stock Splits will reduce expenses related to administering small shareholder accounts. The expense of administering accounts of small shareholders is disproportionate to their ownership interest in FC Banc Corp. As of the Record Date, we estimate that we had approximately 330 record shareholders that held fewer than 500 FC Banc Corp. shares. These shareholders hold approximately 64,600, or 9.9%, of our outstanding shares, but represent approximately 60% of our total number of record holders. As a result, a disproportionate amount of our expense relating to the administration of shareholder accounts is attributable to shareholders holding less than 10% of our issued and outstanding shares. The Board viewed this factor as supporting the determination of fairness to unaffiliated Continuing Holders because they will benefit from these reduced expenses going forward. The Board did not view this factor as relevant in determining the fairness of the Stock Splits to unaffiliated Cashed Out Holders.
          Potential Ability to Control Decision to Remain a Holder of or Liquidate FC Banc Corp. Shares. Another factor considered by the Board in determining the fairness of the Stock Splits to holders of FC Banc Corp. shares is that current holders of fewer than 500 shares can remain FC Banc Corp. shareholders by acquiring additional shares so that they own at least 500 FC Banc Corp. shares immediately before the Stock Splits. Conversely, shareholders that own 500 or more FC Banc Corp. shares who desire to liquidate their shares in connection with the Stock Splits at the premium price offered can reduce their holdings to less than 500 FC Banc Corp. shares by selling shares prior to the Stock Splits. The Board did not place undue emphasis on this factor due to the limited trading market for the FC Banc Corp. shares. Please see the section entitled “Special Factors - Effects of the Stock Splits.” The Board believes that this factor supports the fairness of the Stock Splits to both unaffiliated Cashed Out Holders and unaffiliated Continuing Holders because these groups can take steps to control how they are treated in the Stock Splits by purchasing or selling shares, as applicable.
          Fairness Opinion. As is discussed more thoroughly under the heading “Special Factors - Opinion of Austin Associates, LLC,” the Board received the Fairness Opinion from Austin Associates, LLC regarding the fairness of the Cash Out Price. In the Fairness Opinion, Austin Associates, LLC stated that it believed that, based upon and subject to the factors and assumptions set forth therein, as of August 31, 2005, the Cash Out Price is fair, from a financial point of view, to all shareholders of FC Banc Corp., including the unaffiliated Cashed Out Holders and the unaffiliated Continuing Holders. Because both affiliated and unaffiliated holders will be treated equally in the Stock Splits and the only factor determining whether a shareholder will become a Cashed Out Holder or a Continuing Holder is the number of shares held, the

Board considered it appropriate that the Fairness Opinion addressed the fairness of the Stock Splits to both affiliated and unaffiliated shareholders.
          Other Factors. Although potentially relevant to a determination of fairness of the Stock Splits, the factors listed below are, for the reasons given, not applicable to FC Banc Corp., and were not considered by the Board for this reason.
•	Firm Offers. No firm offers to purchase FC Banc Corp. have been made during the past two calendar years or during the current calendar year. We have not received any firm offers to purchase FC Banc Corp. and the Board did not seek out any such offers. The Board believes that a sale of FC Banc Corp. is not in the best interests of FC Banc Corp. or our shareholders, customers, employees or community at this time.

•	Prior Public Offerings. We have not had any underwritten public offering of our shares or any other securities.

•	Merger, Consolidation or Other Extraordinary Transaction. We have not engaged in a merger or consolidation with another company or in any other extraordinary transaction, such as the sale or other transfer of all, or a substantial part, of our assets, during the past two calendar years or during the current calendar year.

•	Securities Purchases. There have not been any purchases of our shares during the last two calendar years or this calendar year that would enable the holder to exercise control of FC Banc Corp.
          The Board determined to offer its shares in the private placement at $29.12 per share so that purchasers of the shares would pay the same price as the Cash Out Price, since the Board had previously determined the Cash Out Price to be fair to both unaffiliated Cashed Out Holders and unaffiliated Continuing Holders. The Board did not base the Cash Out Price on the price at which it offered its shares in the private placement. Please see the section of the Proxy Statement entitled “Special Factors — Financing of the Payment of the Cash Out Price.” Similarly, the Board used $29.12, the Cash Out Price, as the value of the shares for purposes of the July 25, 2005 nonbinding letter of intent of FC Banc Corp. to acquire Monitor Bancorp, Inc., since the Board had previously determined the Cash Out Price to be fair to both unaffiliated Cashed Out Holders and unaffiliated Continuing Holders. The Board did not base the Cash Out Price on the value it assigned to the shares for purposes of FC Banc Corp.’s July 25, 2005 nonbinding letter of intent to acquire Monitor Bancorp. Please see the section of the Proxy Statement entitled “Information about FC Banc Corp. — Our Plans to Acquire Monitor Bancorp, Inc. and The Monitor Bank.”
Opinion of Austin Associates, LLC
          The Board retained Austin Associates to provide the Fairness Opinion. The Fairness Opinion states that, based upon and subject to the factors and assumptions set forth therein, the Cash Out Price to be paid to Cashed Out Holders pursuant to the Stock Splits is fair from a financial point of view as of August 31, 2005. Austin Associates presented to the Board a summary of the analyses described below.
          The Fairness Opinion was prepared for use by the Board and was directed only to the fairness from a financial point of view, as of the date thereof, of the Cash Out Price. The Board requested Austin Associates to advise them on a fair price to be paid per share to Cashed Out Holders in the Stock Splits that would be fair to both the Cashed Out Holders and the Continuing Holders. Austin Associates was not involved in structuring the Stock Splits and its opinion does not compare the relative merits of the Stock Splits with those of any other transaction or business strategy which were or might have been available to or considered by the Board as alternatives to the Stock Splits and does not address the underlying business decision by the Board to proceed with or effect the Stock Splits. The Fairness Opinion is solely for the information of, and directed to, the Board in its evaluation of the Stock Splits and is not to be relied upon by any shareholder of FC Banc Corp. or any other person or entity. The Fairness Opinion does not constitute a recommendation to the Board as to how it should vote on the Stock Splits or to any shareholder as to how such shareholder should vote at the Special Meeting. In furnishing the Fairness Opinion, Austin Associates did not admit that it is an expert within the meaning of the term “expert” as used in the Securities Act nor did it admit that its opinion serves as a report or valuation within the meaning of the Securities Act.
          The full text of the Fairness Opinion is attached as Exhibit A to this Proxy Statement and is incorporated herein by reference. Austin Associates also prepared and delivered to the Board a Valuation of FC Banc Corp. as of June 30, 2005 (the “Valuation Report”). The Fairness Opinion and Valuation Report are each available for inspection and copying at FC Banc Corp.’s principal executive offices located at 105 Washington Square, Bucyrus, Ohio 44820. Shareholders are urged to read the Fairness Opinion carefully and in its entirety for a discussion of the procedures followed, assumptions made, other matters considered and limits of the review by Austin Associates in connection with the Fairness Opinion.
          Austin Associates is a nationally recognized investment banking firm that has substantial experience in the financial institutions industry. As part of its business, Austin Associates is regularly engaged in providing financial advisory services to community banks and in rendering fairness opinions in connection with bank mergers and acquisitions and securities valuations, including going private transactions.
          The Board selected Austin Associates based upon FC Banc Corp.’s past experiences with Austin Associates and Austin Associates’ positive reputation in the financial institutions industry.
          In rendering the Fairness Opinion, Austin Associates reviewed the terms of the Stock Splits and also reviewed financial and other information that was publicly available, and FC Banc Corp.’s results of operations for the quarters ended March 31, 2005 and June 30, 2005. Austin Associates also reviewed certain publicly available operational, financial and stock market data relating to selected public companies and conducted other financial studies, analyses and investigations as Austin Associates deemed necessary or appropriate for purposes of rendering the Fairness Opinion, as more fully set forth therein. No limitations were imposed by the Board of FC Banc Corp. upon Austin Associates with respect to the investigations made or procedures followed by it in rendering its opinion.
          Austin Associates assumed and relied upon, without independent verification, the accuracy and completeness of all financial and other information that was publicly available, supplied or otherwise communicated to it by or on behalf of FC Banc Corp. Austin Associates further relied upon the assurances of FC Banc Corp.’s management that they are unaware of any facts that would make the information provided to it incomplete or misleading.
          Austin Associates was not requested to make, and did not make, an independent evaluation or appraisal of the assets, properties, facilities or liabilities of FC Banc Corp., and was not furnished with any such appraisals or evaluations. Austin Associates’ opinion is necessarily based upon financial, economic, market and other conditions and circumstances existing and disclosed to Austin Associates on the date of the Fairness Opinion. Subsequent developments may affect the conclusions reached in the Fairness Opinion, and Austin Associates has no obligation to update, revise or reaffirm the Fairness Opinion.
          No company used in any analysis as a comparison is identical to FC Banc Corp., and they all differ in various ways. As a result, Austin Associates applied its experience and professional judgment in making such analyses. Accordingly, an analysis of the results is not totally mathematical; rather it involves complex considerations and judgments concerning differences in financial characteristics, performance characteristics and trading value of the comparable companies to which FC Banc Corp. is being compared. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analyses or summary description. In arriving at the Fairness Opinion, Austin Associates considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Austin Associates believes that the summary provided and the analyses described below must be considered as a whole and that selecting portions of these analyses, without considering all of them, would create an incomplete view of the process underlying its analyses and opinion. In addition, Austin Associates may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions, therefore the range of valuations resulting from any particular analysis described above should not be taken to be Austin Associates’ view of the actual value of FC Banc Corp.
          On June 9, 2005, Austin Associates met with the FC Banc Corp. Board of Directors to review the March 31, 2005 valuation report. Austin Associates presented a summary of the valuation. Austin Associates determined that the fair market value of the consideration to be paid in the going private transaction was $28.00 per share as of March 31, 2005. After considering other factors, the Board determined that the price to be offered to shareholders would be $29.12, representing a 4.0 percent premium to the fair market value determined by Austin Associates. Austin Associates indicated that the price of $29.12 was within the range of fairness to FC Banc Corp. and its shareholders. Austin Associates subsequently updated its valuation to June 30, 2005 and determined that the fair market value of FC Banc Corp. was still $28.00 per share. Austin Associates confirmed that the price of $29.12 was within the range of fairness to FC Banc Corp. and its shareholders. The results of the June 30, 2005 valuation report are summarized in this Proxy Statement. No material changes were made in valuation methods, assumptions or analyses from the March 31, 2005 valuation.
          In connection with the valuation, Austin Associates made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, Austin Associates:
1.	Held discussion with certain members of the senior management of FC Banc Corp. regarding the operations, financial condition, future prospects and projected operations and performance of FC Banc Corp.;

2.	Reviewed FC Banc Corp.’s filings with the SEC, including annual reports on Form 10-K for the five fiscal years ended December 31, 2004 and the quarterly reports on Form 10-Q for the fiscal quarters ended March 31 and June 30, 2005;

3.	Reviewed FC Banc Corp.’s regulatory call reports filed annually from 2000 to 2004, and quarterly from December 31, 2003 to June 30, 2005;

4.	Reviewed internally prepared financial statements;

5.	Reviewed the 2005 budget prepared by the management group with respect to FC Banc Corp.; and

6.	Reviewed certain other publicly available financial data for certain companies that Austin Associates deemed comparable to FC Banc Corp.
          In connection with the valuation, Austin Associates also considered the following additional factors: (i) the nature of the business and history of the enterprise; (ii) the economic outlook in general and the condition and the outlook of the specific industry in particular; (iii) the financial condition of the business; (iv) the earning capacity of FC Banc Corp.; (v) the dividend paying capacity of FC Banc Corp.; (vi) the nature and value of the tangible and intangible assets of the business; (vii) sale of the stock and the size of the block to be valued; (viii) the market price of the stocks of corporations engaged in the same or similar lines of business having their stocks actively traded in a free and open market; (ix) the marketability of FC Banc Corp.’s stock; and (x) the determination of any control premiums or minority share discounts.
          Austin Associates used several methodologies to assess the fairness of the consideration to be received by shareholders in connection with the merger. The following is a summary of the material financial analyses used by Austin Associates in connection with the merger. Austin Associates utilized each of the following analyses based upon its view that each is appropriate and reflective of generally accepted valuation methodologies. Each analysis provides an indication of FC Banc Corp.’s per share value in order to assess the fairness of the consideration to be received in connection with the Stock Splits. Unless specifically noted, no one methodology was considered to be more appropriate than any other methodology.

          Austin Associates’ estimate of value for FC Banc Corp.’s shares to be cashed out in the merger involved several valuation methods including: (1) discounted cash flow value; (2) net asset value approach; (3) analysis of guideline transactions; and (4) historical market prices. The following represents a summary of Austin Associates’ valuation methods and conclusions as of June 30, 2005.
          Discounted Cash Flow Value. For this valuation approach, Austin Associates prepared a discounted cash flow analysis of FC Banc Corp., which estimated after-tax cash flows that FC Banc Corp. might produce from each of the twelve-month periods ending June 30, from June 30, 2006 through June 30, 2010. The cash flows were discounted to present value using a 12.0% discount rate to reflect the relative risk inherent in FC Banc Corp.’s stock. Austin Associates selected the 12.0 % discount ratio after reviewing Ibbotson’s Stocks, Bonds, Bills and Inflation 2005, as well as Austin Associates’ assessment of the relative risk profile of FC Banc Corp. Austin Associates assumed a 7.0 percent required equity to asset ratio in determining excess cash flows per year. Austin Associates selected this equity to asset ratio after reviewing FC Banc Corp.’s balance sheet, capital and projected growth. A summary of FC Banc Corp.’s projected five-year performance is set forth below:

FC Banc Corp.
Projections ($000)	06/30/2006	06/30/2007	06/30/2008	06/30/2009	06/30/2010
Total Assets	$175,579	$184,358	$193,576	$203,255	$213,417
Net Income	$932	$1,072	$1,223	$1,370	$1,528
Return on Average Assets (“ROAA”)	.54%	.60%	.65%	.69%	.73%
          In developing these projections, Austin Associates assumed no material changes in the operations of FC Banc Corp. including the types of products and services offered, markets served, branch locations and senior management. Austin Associates primarily used current trend lines of FC Banc Corp. in making its projections. In addition to the historical performance of FC Banc Corp., Austin Associates considered FC Banc Corp.’s 2005 forecast of balance sheet and income statement items. A summary of the material assumptions contained in FC Banc Corp.’s internal projections is provided below:

FC Banc Corp. 2005 Budget ($000)
Total Assets	$183,538
Net Income	$1,000
ROAA	0.59%
After reviewing this information, in addition to historical results, Austin Associates projected slightly less profitability and growth in assets in 2005 than projected by FC Banc Corp. Through the first six months of 2005, FC Banc Corp.’s net income was $363,000 and total assets as of June 30, 2005 were $167 million.

          In addition to calculating annual cash flows, Austin Associates also determined a residual value. The residual value is calculated by capitalizing the fifth year earnings projection. The appropriate capitalization rate was determined to be the 12.0 percent discount rate less a 4.0 percent estimated annual growth rate after year five. The sum of the present value of the cash flows and residual value based on the 12.0 percent discount rate equaled $14.3 million, or $24.39 per share after adjusting for stock options.
          Net Asset Value. This approach involves taking the book value of FC Banc Corp. and assessing premiums or discounts to the balance sheet accounts based upon the current market value of its assets and liabilities. Austin Associates determined FC Banc Corp.’s net asset value as of June 30, 2005 to be $16.7 million, or $28.39 per share after adjusting for stock options.
          Guideline Transactions. This analysis is based on two sets of guideline transactions, including: (1) price-to-earnings multiples and price-to-tangible book value ratios for selected publicly traded companies (i.e. minority share transactions); and (2) price-to-earnings multiples and price-to-tangible book value ratios for selected bank sale transactions (i.e. sale of control transactions). Austin Associates applied a minority share discount to all sale transaction multiples to determine appropriate minority share level indications of value under this methodology.
          Minority Share Transactions. Under this approach, Austin Associates analyzed financial and stock performance information for comparable banks in two geographic regions and subject to the indicated criteria: (1) publicly traded banks in the Midwest with total assets between $100 and $300 million with last twelve-month core Return on Average Equity (“ROAE”) between 2.0 percent and 8.0 percent; (2) publicly traded banks in the nation having assets between $125 million and $200 million and with last twelve-month core ROAE between 2.0 percent and 8.0 percent. The following chart details the median financial and stock performance results for the selective peer groups and for FC Banc Corp.:

	Total
	Assets	Tg Equity/	LTM Core	LTM Core	Price/		Price/LTM
Peer Group	($000)	Tg Assets	ROAA	ROAE	Tg Book		Core EPS
Midwest	$200,476	8.60%	0.51%	6.11%	136%		23.4
National	$153,796	9.51%	0.55%	6.49%	149%		28.2

FC Banc Corp.(1)	$167,099	7.88%	0.27%	3.21%	130	%(2)	30.0 (2)

(1)	Based on core net income of $423,000. Core net income and core earnings per share exclude the after-tax effect from the gain recorded on the sale of securities.

(2)	Selected multiples.
In determining comparable price-to-tangible book and price-to-earnings multiples, Austin Associates considered various factors, including: (1) FC Banc Corp.’s underlying financial condition and performance in relation to the selected organizations; and (2) the nature of the geographic market area served by FC Banc Corp. in relation to the selected organizations. After considering these and other factors, Austin Associates selected price-to-tangible book and price-to-earnings multiples of 130 percent and 30.0, respectively, to develop indications of value for FC Banc Corp. Pursuant to this analysis, a per share value based on price-to-tangible book value equaled $29.58, and a per share value based on price-to-earnings equaled $21.90.

          Sale of Control Transactions. Under this approach, Austin Associates analyzed sale of control acquisition transactions for peer groups similar to those used with respect to Minority Share Transactions. The first peer group includes Midwestern bank sale transactions since January 1, 2003 with seller’s assets between $100 million and $500 million with year-to-date ROAE between zero percent and 10.0 percent. The second peer group includes bank sale transactions nationally since January 1, 2004 with seller’s assets between $100 million and $500 million with year-to-date ROAE between zero percent and 8.0 percent. The following chart details the median financial and deal statistics for the two selective transaction groups and for FC Banc Corp.:

	Total
	Assets	Tg Equity/	YTD	YTD	Price/		Price/LTM
Peer Group	($000)	Tg Assets	ROAA	ROAE	Tg Book		Core EPS
Midwest	$146,284	9.00%	0.54%	6.07%	184%		27.9
National	$146,284	8.73%	0.54%	5.33%	220%		37.9

FC Banc Corp. (1)	$167,099	7.88%	0.27%	3.21%	165	%(2)	40.0 (2)

(1) Based on core net income of $423,000. Core net income and core earnings per share exclude the after-tax effect from the gain recorded on the sale of securities.

(2) Selected multiples before minority share discount.
          Based on our analysis of these transactions, Austin Associates selected a price-to-tangible book ratio of 165 percent and a price-to-earnings multiple of 40.0 to establish indications of value for FC Banc Corp. under this guideline transactions methodology.
          Austin Associates analyzed all control premium information for bank sale transactions since 2000. The average and median prices paid in these transactions over the pre-announced stock trading levels of the target companies approximated between 26 percent and 56 percent. For 2004, the average three-month control premium measured 39.4 percent, while the average three-month premium for the 1st half of 2005 measured 35.7 percent. Between 2000 and 2004, the median three-month control premium averaged 41.4 percent. Based on this data, Austin Associates selected a 40.0 percent control premium, resulting in an implied minority share discount of 28.6 percent. This minority discount has been applied to the selected control level multiples to establish indications of value on a minority interest level.
          Pursuant to this analysis, a per share value based on price-to-tangible book value equaled $26.81 and a per share value based on price-to-earnings equaled $20.86.
          Market Price. The final valuation method considered is the market price of FC Banc Corp.’s stock as reflected in actual trading prices since January 1, 2005. Several transactions involving FC Banc Corp.’s stock were reported from January 1 through June 30, 2005. The prices of these transactions ranged from $27.75 to $32.00 per share. FC Banc Corp.’s closing stock price on June 30, 2005, equaled $28.90. Approximately 19,400 shares exchanged hands between January 1 and June 30, 2005, or 3,230 shares of average monthly trading representing 0.6 percent of the outstanding shares. FC Banc Corp.’s stock is traded over-the-counter and trades are infrequent.

          Fair Market Value. Given the nature of the going private transaction, Austin Associates determined that the appropriate standard of value was the “fair market value” of a minority interest in FC Banc Corp. In certain transactions and valuations, a marketability discount would be applied to determine fair market value. However, in a “cash-out” transaction as is being proposed, Austin Associates has determined that a marketability discount should not be applied. A summary of the valuation findings discussed previously is provided below:

Discounted Cash Flow Value	$24.39
Net Asset Value	$28.39
Minority Share Comparable Value
Price to Tangible Book Value	$29.58
Price to Earnings Value	$21.90
Sale of Control Value w/ Minority Share Discount
Price to Tangible Book Value	$26.81
Price to Earnings Value	$20.86
Market Price (2005 Price Range)	$27.75 – $32.00
Fair Market Value Determination	$28.00
          Having considered each of the valuation methods discussed above, Austin Associates concluded the fair market value of one share of FC Banc Corp.’s common stock to be $28.00.
          Pro Forma Analysis. In rendering its opinion, Austin Associates also considered the pro forma impact of the Stock Splits to FC Banc Corp. For illustrative purposes, Austin Associates prepared pro forma analyses of cash-out prices ranging from $28.00 to $31.00 per share and share repurchase levels ranging from 31,966 to 121,566 shares. Ultimately, Austin Associates prepared a pro forma analysis at the cash-out price of $29.12 per share and the repurchase of 58,600 shares (without consideration of the issuance of additional shares). Among other measurements, Austin Associates considered the pro forma impact to earnings per share (“EPS”), book value per share, return on average equity (“ROAE”), and regulatory capital ratios. Austin Associates concluded that at $29.12 per share, the transaction would have a positive impact to EPS of approximately 22 percent. Book value per share would be diluted by approximately 3 percent but such dilution would be recovered in approximately 2 years. ROAE would be enhanced by approximately 197 basis points and consolidated capital ratios would remain well in excess of the well-capitalized regulatory guidelines for capital adequacy. These pro forma results did not consider the private placement issuance of 72,400 shares in September 2005 at $29.12 per share.
          Subsequent Acquisition Announcement. On July 25, 2005, FC Banc Corp. announced that a letter of intent had been executed with the principal shareholders of Monitor Bancorp, the parent company for Monitor Bank. While certain financial terms were included in the letter of intent the acquisition of such shares is still subject to: (i) negotiation and execution of a stock purchase agreement detailing all terms of the transaction; (ii) completion of due diligence by both parties; and (iii) regulatory approval by FC Banc Corp.’s primary regulators.

          We have reviewed management’s financial pro formas reflecting the transaction and consider the assumptions to be reasonable. The pro forma results suggest that the transaction could have a slightly positive impact on FC Banc Corp.’s earnings per share, but would dilute tangible book value per share by approximately 10 percent. Longer-term projections of net income or other financial ratios were not provided. Given the contingencies still present to consummate the transaction, Austin Associates does not believe that the presence of the letter of intent impacts the issuance of the fairness opinion at $29.12 per share.
          Qualifying Statements Regarding Fairness Opinion. In rendering its opinion, Austin Associates relied upon and assumed, without independent verification, that the financial and other information provided to Austin Associates by the management of FC Banc Corp., including the financial projections contained in the 2005 budget were accurate, complete and reasonably prepared and reflects the best currently available estimates of the financial results and condition of FC Banc Corp.; that no material changes have occurred in the information reviewed between the date the information was provided and the date of the Austin Associates opinion; and that there were no facts or information regarding FC Banc Corp. that would cause the information supplied by Austin Associates to be incomplete or misleading in any material respect. Austin Associates did not independently verify the accuracy or completeness of the information supplied to it with respect to FC Banc Corp., and does not assume responsibility for it. Austin Associates also assumed that the transaction will be consummated in all material respects as described in this Proxy Statement. Austin Associates did not make any independent appraisal of the specific properties or assets of FC Banc Corp.
          Austin Associates was not asked to opine and does not express any opinion as to: (i) the tax or legal consequences of the Stock Splits; (ii) the realizable value of FC Banc Corp’s common stock or the prices at which FC Banc Corp.’s common stock may trade; and (iii) the fairness of any aspect of the transaction not expressly addressed in the Fairness Opinion.
          The Austin Associates opinion does not address the Board’s underlying business decision to effect the Stock Splits or the underlying business decision to endorse the Stock Splits, nor does it constitute a recommendation to any shareholder as to whether the shareholder should vote for or against the transaction.
          Conclusion. Based upon the foregoing analyses and the assumptions and limitations set forth in full in the text of the Fairness Opinion, Austin Associates is of the opinion that, as of the date of the Fairness Opinion, the Cash Out Price of $29.12 per Common Share to be paid by FC Banc Corp. in lieu of issuing fractional shares in connection with the Stock Splits is fair, from a financial point of view, to the unaffiliated Cashed Out Holders and unaffiliated Continuing Holders.
          Engagement of Austin Associates. FC Banc Corp. has agreed to pay Austin Associates a fee of $20,000 and to reimburse Austin Associates for its reasonable out-of-pocket expenses related to its engagement, whether or not the Stock Splits are consummated. No compensation received or to be received by Austin Associates is based on or is contingent on the results of Austin Associates’ engagement. None of Austin Associates’ employees who worked on the engagement has any known financial interests in the assets or equity of FC Banc Corp. or the outcome of the engagement. In connection with other current and prior engagements, FC Banc Corp. paid Austin Associates total fees of $12,000 in 2003, $27,500 in 2004 and $7,000 to date in 2005.
Disadvantages of the Stock Splits
          Potential Reduction of Market for FC Banc Corp. Shares. Our shares are currently quoted on the OTCBB under the symbol “FCBQ.OB”. After the completion of the Stock Splits and the deregistration of our shares, our shares will no longer be eligible for trading or quotation on any securities market or quotation system, except the Pink Sheets® and OTCBB. There can be no assurance that after the Stock Splits a market maker will be willing to sponsor our shares on the OTCBB, which may reduce the liquidity of our shares. Please see the section entitled “Special Factors — Effects of the Stock Splits” above.
          Possible Decline in Price of FC Banc Corp. Shares. After the completion of the Stock Splits, the lack of publicly available financial and other information about FC Banc Corp. and the diminished opportunity for FC Banc Corp.’s shareholders to monitor FC Banc Corp.’s management due to the reduced availability of public information may cause the Continuing Holders to experience a decrease in the price at which they may sell their shares. Please see “Special Factors - Disadvantages of the Stock Splits — Reduction of Market for FC Banc Corp. Shares” and “Special Factors — Disadvantages of the Stock Splits — Reduction of Publicly Available Information about FC Banc Corp.”
          Reduction of Publicly Available Information about FC Banc Corp. After deregistration of the FC Banc Corp. shares under the Exchange Act, we currently intend to continue to provide annual audited financial statements, quarterly unaudited financial statements, and proxy statements to our shareholders by mailing these documents to them. Other information regarding our operations and financial results that is currently available to the general public and our investors, such as the management discussion and analysis portion of our annual report on 10-KSB that we now file with the SEC will not be readily available, and investors, including current and future shareholders, seeking information about us will have to contact us directly to receive such information. We may or may not provide investors with requested information that we are not required by law to provide. The Stock Splits will not affect the right of the Continuing Holders under Ohio law to obtain certain information from FC Banc Corp. Under Ohio law, a shareholder has the right to make a written request to inspect certain books and records for any purpose reasonably related to the person’s interest as a shareholder. The Board believes that the overall benefits to FC Banc Corp. of no longer being a public reporting company substantially outweigh the disadvantages associated with a lack of publicly available information about FC Banc Corp. Please see the section entitled “Special Factors — Effects of the Stock Splits” above.
          Sarbanes-Oxley Act and Other Reporting and Disclosure Provisions Will No Longer Apply to FC Banc Corp. After the completion of the Stock Splits and the deregistration of our shares, we will no longer be subject to the liability provisions of the Exchange Act that apply to public companies or the provisions of the Sarbanes-Oxley Act, including the requirement that our chief executive officer and our chief financial officer certify the accuracy of the financial statements contained in our Exchange Act filings.
          FC Banc Corp. Will No Longer Have the Potential Benefits Normally Associated with Public Reporting Company Status. Another potential disadvantage of the Stock Splits is that we will no longer potentially have the benefits normally associated with being a public reporting company, such as better access to the capital markets for issuances of securities. We would still have access to capital markets, but if we were to conduct a public offering of FC Banc Corp. shares or other securities we would have to again become a reporting company, and the expenses that we are seeking to eliminate would then be reinstated. We believe that the cost savings of deregistration outweigh the drawbacks of losing more ready access to the capital markets.
          Cashed Out Holders Will Not Participate in Any Future Increases in Value of FC Banc Corp. Shares or Payments of Dividends. Following the Stock Splits, Cashed Out Holders will have no further financial interest in FC Banc Corp. and will not participate in the potential appreciation in the value of, or the payment of dividends on, FC Banc Corp. shares. Please see the section of the Proxy Statement entitled “Our Plans to Acquire Monitor Bancorp, Inc. and The Monitor Bank.”
Conclusion
          The Board believes that all of the factors mentioned above, both favorable and unfavorable, when viewed together support a conclusion that the Stock Splits are fair to all FC Banc Corp. shareholders, including the Cashed Out Holders and Continuing Holders.

Stock Splits Proposal
Background of the Stock Splits
          FC Banc Corp. became an SEC reporting company after it was organized as a bank holding company to own The Farmers Citizens Bank. FC Banc Corp. began to file periodic and current reports with the SEC in 1994.
          The passage of the Sarbanes-Oxley Act in 2002 ushered in a wave of corporate reforms that have increased our expense as a public company without enhancing, from an operations perspective, the benefits of being a public company. As the regulations implementing the Sarbanes-Oxley Act were put into place in 2003 and 2004 and the associated compliance costs materialized, our accounting, legal and related professional fees increased an average of 50% in the 2003 and 2004 fiscal years, with the expense of complying with the internal controls audit requirements of Section 404 yet to be a factor. The issue of remaining a public company began to become a more pressing issue for FC Banc Corp.
          In addition to the burden on management, the costs associated with being a public company comprise a significant overhead expense. These costs include securities counsel fees, auditor fees, special Board and committee meeting fees, costs of printing and mailing shareholder documents, and EDGAR filing costs. For 2004, the total costs, including costs of management and staff time, of being a public company were $50,000. These costs have been increasing over the years, and we believe they will continue as a significant expense of the company, particularly as a result of the additional reporting and disclosure obligations imposed on SEC-reporting companies by the recently enacted the Sarbanes-Oxley Act of 2002. We project additional increases in such costs in 2005 of approximately $20,000.
          In addition, if FC Banc Corp. does not go private before the end of 2007, it will need to comply with the requirements of Section 404 of the Sarbanes-Oxley Act. Under that Section, we are required to include a report of management on the company’s internal control over financial reporting and an attestation report of the company’s independent auditors on management’s assessment of the company’s internal control over financial reporting. Our auditor estimates that adding Section 404 attestation procedures to the annual audit process would cause our annual audit costs to increase approximately $25,000 per year. We would also incur additional expenses in excess of $150,000 to retain another public accounting firm to assist us in designing Section 404 controls and procedures, which we would need to implement before the end of 2007. We avoid these expenses by no longer being a public company. These costs will be avoided if the shareholders approve the Stock Splits.
          Our Board and management believe that the recurring expense and burden of our SEC-reporting requirements are not cost efficient for FC Banc Corp. Becoming a non-SEC reporting company will allow us to avoid these costs and expenses. In addition, once our SEC reporting obligations are suspended, we will not be subject to the provisions of the Sarbanes-Oxley Act, and our officers will not be required to certify the accuracy of our financial statements under SEC rules. However, we will continue to be subject to the rules and regulations imposed by the Federal Reserve, the Federal Deposit Insurance Corporation and The Ohio Division of Financial Institutions, including those relating to financial reporting.

          There can be many advantages to being a public company, including a more active trading market and the enhanced ability to use company stock to raise capital in a public offering. However, there is a limited market for our common stock, and we have therefore not been able to effectively take advantage of these benefits. This may be due, in part, to the relatively few number of shareholders owning our stock and the fact that our directors and executive officers beneficially own approximately 17.5% of our outstanding shares. In the twelve months ending August 31, 2005, our common stock was not traded at all on 212 of the trading days. On the days traded during such period, our common stock had an average trading volume of 943 shares. Moreover, our limited trading market makes it difficult for our shareholders to liquidate a large number of shares of our stock without negatively affecting the per share sale price. In contrast, the Stock Splits will allow our small shareholders to sell their shares at a fixed price that will not decline based upon the number of shares sold, and allow them to do so without incurring typical transaction costs.
          Another potential advantage of being a public company is the ability to access capital markets to meet additional capital needs. However, since becoming a public company in 1994, we have not made any public offerings of common stock or any other equity or debt securities to raise capital.
          For these and other reasons noted below, our Board of Directors and management have concluded that the benefits of being an SEC-reporting company are substantially outweighed by the burden on management and the expense related to the SEC reporting obligations. As a result, in 2003 our management began to explore the possibility of reducing our number of record shareholders to below 300 in order to suspend our periodic reporting obligations to the SEC.
          Beginning in 2003, our President began to collect information from other community bank holding companies and banking industry sources regarding the costs of compliance with the Sarbanes-Oxley Act for smaller bank holding companies. At the recommendation of our management, the Board invited legal counsel to an October 21, 2003 meeting of the Board, at which counsel gave a presentation on the advantages and disadvantages of going private, various methods of reducing the number of record shareholders to permit us to suspend our SEC reporting requirements, possible bank regulatory approvals associated with going private, and the process and timing involved in going private.
          At the October 21, 2003 meeting of the Board, management and the Board first considered and discussed factors related to the Rule 13e-3 going private transaction, including the benefits of going private versus remaining a public company reporting to the SEC, potential disadvantages of going private, and possible methods to use to go private. The Board and management considered and discussed with counsel the potential cost savings to FC Banc Corp. of going private, including reduced accounting and legal expense, elimination of the expense associated with electronic filings with the SEC and lower personnel, printing and mailing expense. The Board considered the advantage to going private of freeing up management time for the operation of the business of FC Banc Corp. that would otherwise be spent on reporting to the SEC.
          The Board also considered the potential disadvantage of the Rule 13e-3 going private transaction, including the possibility of reduced liquidity for FC Banc Corp. shares, lessened ability to use FC Banc Corp. shares to make acquisitions, lessened ability to raise capital, costs of a Rule 13e-3 going private transaction, use of capital in a going private transaction to cash out shareholders, and the possible elimination of customers as shareholders.
          Counsel reviewed with the Board alternative structures for a going private transaction, including a cash-out merger, voluntary tender offer and reverse stock split. Counsel concluded the meeting by broadly outlining the steps that would have to be taken for FC Banc Corp. to effect a Rule 13e-3 transaction, including formation of a Board committee to study the matter, analysis of the shareholder list, determination of the need for external financing, retention of an investment banking firm and valuation of FC Banc Corp. shares, Rule 13e-3 filings with the SEC, and shareholder solicitation and approval.
          The Board took no action with respect to the Rule 13e-3 going private transaction at this October 21, 2003 meeting.
          Following that presentation, management provided to the Board at its February 17, 2004 meeting management’s analysis of the advantages and disadvantages of FC Banc Corp. remaining a public company, along with an analysis of the impact on FC Banc Corp.’s capital of reducing the number of shareholders of record to fewer than 300. Management presented three options for consideration by the Board: maintain the status quo as a public company; go private; or explore merger and acquisition opportunities. Management reported that FC Banc Corp. had been unable to effectively take advantage of the benefits of being a public company, given the limited market for FC Banc Corp. shares, while having to incur the expense and devote the management time and focus to being a public company. During the balance of 2004, the Board devoted its attention to other matters. At its December 21, 2004 meeting, the board of directors of The Farmers Citizens Bank formed a committee of three outside directors to obtain additional information and to report to the Board on the topic of whether to remain a public company.
          The Board scheduled the topic of whether to remain a public company as one of the items for discussion at the directors’ March 9, 2005 strategic planning meeting. All directors were present at that meeting. A representative of S.R. Snodgrass, A.C., FC Banc Corp.’s independent auditor, led a discussion on a strategy to remain an independent community bank, including ways to increase growth in loan assets and earnings, geographic expansion of FC Banc Corp.’s market, going private and the possibility of converting from a C Corporation to an S Corporation for tax purposes. A representative of Shumaker, Loop & Kendrick, LLP, counsel to FC Banc Corp., joined the meeting to discuss the advantages and disadvantages of remaining a public company, the various methods available to go private, including a cash out merger, stock splits, voluntary tender and share repurchases, and the steps and timing involved in converting to S corporation tax status. Management presented an extensive report focusing on the estimated cost savings of going private and the relative lack of benefit to shareholders of FC Banc Corp. remaining a public company, including low trading volume in FC Banc Corp.’s stock, lack of analysis and coverage of the stock, the small market capitalization of the company, increased potential liability and management time devoted to reporting to the SEC. Management estimated annual cost savings of not remaining a public company to be at least $50,000.
          The directors discussed the fact that from a cost, management time and liability standpoint, it appeared it would be in the best interests of FC Banc Corp. and its shareholders to go private. The directors determined that as part of the strategy for FC Banc Corp. to remain an independent community bank and to benefit shareholders, to initiate the process of moving forward with a possible going private transaction and to explore the possibility of converting to S corporation tax status. Because the number of FC Banc Corp. shares held would be the only factor determining whether a shareholder would be cashed out in the going private transaction, all of our shareholders, both affiliated and unaffiliated, will be treated the same in the going private transaction. Consequently, the directors determined that the additional expense of implementing special procedures to assure fairness to unaffiliated shareholders would not be justified. The Board chose not to establish a special committee to represent unaffiliated shareholders or to permit them to obtain counsel or appraisal services at our expense. The directors determined to obtain additional information on going private versus remaining a public company at the Audit Committee meeting scheduled for March 28, 2005.
          At that Audit Committee meeting, the Committee asked the audit engagement partner from S.R. Snodgrass. S.C., FC Banc Corp.’s independent auditor, to estimate the increased audit fees that would result from the implementation of procedures relative to Section 404 of the Sarbanes-Oxley Act. S.R. Snodgrass estimated the increased audit fees to be at least $30,000 per year. Previously, the Audit Committee had received a proposal from Crowe Chizek and Company, LLC, FC Banc Corp.’s independent auditors, to assist management in designing and documenting internal controls to comply with Section 404. These services would have cost a minimum of $100,000. On April 19, 2005, the Board formally engaged Shumaker, Loop & Kendrick, LLP to assist FC Banc Corp. in its consideration and implementation of a going private transaction.
          In April 2005, the Board authorized FC Banc Corp.’s President to contact Austin Associates, LLC, to discuss its possible engagement as financial advisor to the Board in the going private transaction. Although Austin Associates had provided services to FC Banc Corp., the Board believed Austin Associates’ knowledge of FC Banc Corp. would be helpful in assisting the Board to determine a fair value to be paid to shareholders cashed out in the going private transaction.
          The services provided by Austin Associates, other than its engagement related to the going private transaction, have consisted of limited administrative assistance with asset liability reporting for bank regulatory purposes, and an engagement, concluded in 2004, to assist the Board in evaluating strategic alternatives.
          The Board sought proposals from other investment banking firms to provide a valuation of FC Banc Corp. shares and a fairness opinion in the Rule 13e-3 going private transaction. The Board received two proposals from other investment banking firms, at fees that equaled or exceeded the $20,000 fee to be paid Austin Associates for its engagement in connection with the Rule 13e-3 going private transaction. The Board did not discuss or take any action to avoid a potential conflict of interest on the part of Austin Associates, given the limited scope of the other services provided by Austin Associates to FC Banc Corp. The Board relied upon its knowledge of Austin Associates and the reputation of Austin Associates in the banking industry to reach the conclusion that Austin Associates would act independently.
          Austin Associates presented a proposed engagement letter to the Board in April 2005, under which it would be engaged to provide a valuation of FC Banc Corp.’s shares and an opinion regarding the fairness, from a financial point of view, of the consideration to be paid to the Cashed Out Holders. The Board retained Austin Associates to provide the valuation of the shares and the fairness opinion based upon its extensive experience, knowledge and background in valuing financial institutions and their holding companies.
          At a meeting of the board of directors of The Farmers Citizens Bank on May 17, 2005, the President of FC Banc Corp. informed the directors that he and the Chairman, Chief Executive Officer and principal shareholder of Monitor Bancorp, the holding company for the $26 million asset Monitor Bank in Big Prairie, Ohio, met to discuss FC Banc Corp.’s interest in a possible acquisition of Monitor Bancorp. The President of FC Banc Corp. distributed financial and other information about Monitor Bancorp. After discussion, the board of directors appointed a committee of three directors to explore the possible acquisition of Monitor Bancorp.
          The Board of Directors held a follow-up strategic planning meeting on May 23, 2005. A representative of S.R. Snodgrass again led the discussion among directors and management on the topics of growth in loan assets, other strategies to increase earnings, going private and converting from C Corporation to S Corporation tax status. The President also introduced the topic of a potential acquisition of Monitor Bancorp and its subsidiary, The Monitor Bank, located in Big Prairie, Ohio. The directors found the possibility of growth and expansion through the acquisition of Monitor Bancorp attractive, given its size ($26 million in assets) relative to FC Banc Corp., its location in Holmes County, adjacent to FC Banc Corp.’s market, and that three shareholders controlled approximately 82% of Monitor Bancorp’s stock. The directors authorized the members of the committee formed to explore the potential acquisition of Monitor Bancorp to meet with its Chairman, Chief Executive Officer and principal shareholder.
          The Board held a special meeting on June 9, 2005, to consider the proposed going private transaction with management, counsel from Shumaker, Loop & Kendrick and Austin Associates. Legal counsel reviewed for the Board the various methods available to reduce the number of FC Banc Corp. shareholders to fewer than 300, including open market stock repurchases, a tender offer, a cash out merger or a reverse stock split. Counsel discussed the advantages and disadvantages of a going private transaction, the advantages including substantial cost reductions, a greater ability to focus on long term performance and strategy, and the ability of management to devote time previously spent on SEC reporting to other matters. Counsel identified reduction in liquidity of the shares, particularly if S Corporation tax status were elected by shareholders, as the likely principal disadvantage to going private. Counsel also discussed with the directors their duties in considering whether to remain a public company.
          A representative of Austin Associates then reviewed methods of valuing the shares for purposes of determining the price to be paid to Cashed Out Holders. Austin Associates valued the shares on a discounted cash flow basis, a net asset value basis, a market comparables basis and on the market price of the shares. Based on these methodologies, Austin Associates assigned a fair market value/fair cash value of $28.00 per share to the shares. After discussion, the Board determined to pay Cashed Out Holders $29.12 per share, which represents a 4% premium over the fair cash value of the shares determined by Austin Associates.
          In addition to the valuation provided by Austin Associates, the Board also considered the recent trading prices of FC Banc Corp. shares in determining $29.12 per share to be a fair price to pay Cashed Out Holders. The Cash Out Price of $29.12 determined by the Board represents a premium of 2.69% over the $28.37 average closing price of FC Banc Corp. shares over the 90 trading days prior to and including June 9, 2005, a 2.43% premium over the $28.43 average closing price of FC Banc Corp. shares over the 60 trading days prior to and including June 9, 2005, and a 3.63% premium over the average closing price of FC Banc Corp shares over the 30 trading days prior to and including June 9, 2005. Please see the section of the Proxy Statement entitled “Fairness of the Stock Splits – Current and Historical Market Prices.”
          The Board determined $29.12 per share to be a fair price to Cashed Out Holders based on the information presented by Austin Associates and historical trading prices. The Board determined that $29.12 per share would be fair to Cashed Out Holders and not so high as to be unfair to unaffiliated Continuing Holders. Austin Associates indicated that it would be able to provide an opinion that a price of $29.12 per share is fair from a financial point of view.
          The Board next turned its attention to consideration of the appropriate threshold number of shares required to be owned by a holder in order not to be cashed out in the going private transaction, in light of the Board’s objectives of reducing the number of shareholders of record to fewer than 300 and converting to S Corporation status. The Board also considered various methods to fund the payments to be made to Cashed Out Holders. While the Board had been considering funding the payments to Cashed Out Holders through either a special dividend by The Farmers Citizens Bank, issuance of trust preferred securities or a combination of the two, the Board determined to fund the payments through a private placement of FC Banc Corp. common shares to its directors and a few additional accredited investors. The Board chose this method of funding the payments to Cashed Out Holders in order to preserve the capital of The Farmers Citizens Bank and to avoid the additional expense associated with an offering of trust preferred securities.
          After lengthy discussion, the Board also determined not to seek S corporation tax status in connection with the going private transaction. The Board perceived the difficulty of obtaining the required election of S Corporation status by all Continuing Holders and the costs associated with reducing the number of shareholders to 100 or fewer as being significant obstacles to seeking to convert FC Banc Corp. to an S Corporation for federal income tax purposes. The Board reviewed the shareholders list and considered thresholds of 300, 400, 500 and 1,000 as the number of shares required to be owned by a holder in order not to be cashed out in the going private transaction. At a 1,000 share threshold, approximately 120 record holders would remain as Continuing Holders, however, the cost to FC Banc Corp. of cashing out all holders of fewer than 1,000 shares at $29.12 per share would exceed $2,889,400, a cost the Board considered to be too high. At a 300 share threshold, approximately 280 record holders would remain as Continuing Holders, a number the Board considered to be too close to 300 record holders, the level at which FC Banc Corp. would again be required to file reports and proxy statements with the SEC. At a 400 share threshold, approximately 240 record holders would remain as Continuing Holders, also a number the Board considered to be too close to 300.
          After discussion and consideration of these possible thresholds for cashing out shareholders in the going private transaction, the Board selected 500 shares per record shareholder as the threshold number of shares required to be owned by a shareholder in order not to be cashed out. At a 500 share threshold, approximately 220 record holders would remain as Continuing Holders, with a Cash Out Price of approximately $1,881,152 to be paid to holders of fewer than 500 shares in the going private transaction. The Board determined this threshold number of shares per shareholder of record to make the most sense in terms of the Board’s objective of reducing the number of record shareholders to fewer than 300. The Board also preliminarily approved a cash out merger as the method to effect the going private transaction.
          The Board also discussed with counsel and management the ongoing discussions with the principal shareholders of Monitor Bancorp about FC Banc Corp.’s potential acquisition of Monitor Bancorp and its subsidiary, The Monitor Bank. The Board determined to continue those discussions, recognizing the likelihood of disclosing those discussions should they be ongoing at the time of filing with the Securities and Exchange Commission of the preliminary proxy statement and related Schedule 13E-3 for the going private transaction.
          The Board next met with counsel at a June 30, 2005 special meeting to discuss the going private transaction and to approve funding for it. Counsel discussed with the Board the advisability of effecting the going private transaction through a reverse stock split instead of a cash out merger. After analyzing the shareholder list presented by management and further consideration and deliberation, the Board unanimously determined to proceed with a one-for-five hundred reverse stock split, followed by an immediate forward stock split of five hundred-for-one, with the cash out price remaining at $29.12 per share. The Board determined the Stock Splits to be the most effective method available to reduce the number of shareholders to fewer than 300. The Board determined the Stock Splits to be fair to unaffiliated Cashed Out Holders and to unaffiliated Continuing Holders in that the number of FC Banc Corp. shares held would be the only factor in determining whether a shareholder would be cashed out in the Stock Splits. The Board also authorized a private placement of FC Banc Corp. shares at a price per share of $29.12 per share to finance the going private transaction, for offer to directors and a limited number of additional accredited investors. The Board also heard a report from management regarding discussions with the principal shareholders of Monitor Bancorp regarding a possible acquisition of Monitor Bancorp and authorized management to continue such discussions. The Board also authorized management to discuss the possible acquisition of Monitor Bancorp with bank regulators.
          On July 19, 2005, the Board met with the Chairman, Chief Executive Officer and principal shareholder of Monitor Bancorp to discuss the possible acquisition of Monitor Bancorp by FC Banc Corp. and possible terms of the transaction. Counsel from Shumaker, Loop & Kendrick was present at the meeting. The Board determined that given the priority of and importance to FC Banc Corp. of the going private transaction, the status of the negotiations and discussions with principals of Monitor Bancorp regarding the possible acquisition of it by FC Banc Corp., and the desire of the Board to disclose these discussions and its plans to acquire Monitor Bancorp to shareholders and others, it would be appropriate to enter into a nonbinding letter of intent with the principal shareholder of Monitor Bancorp that would be publicly disclosed. Following approval by the Board, FC Banc Corp. executed this nonbinding letter of intent with the principal shareholder of Monitor Bancorp on July 25, 2005. The letter of intent was subsequently filed by FC Banc Corp. with its Current Report on Form 8-K with the SEC on July 26, 2005. The full text of this letter of intent is attached to this Proxy Statement as Exhibit B. Based on communications with federal and state bank regulatory agencies, the Board does not anticipate seeking to negotiate a legally binding agreement to acquire Monitor Bancorp prior to June 2006.
          Austin Associates prepared and delivered an updated valuation of the FC Banc Corp. shares based upon FC Banc Corp.’s June 30, 2005 financial statements, along with a draft of its

Fairness Opinion the week of August 14, 2005. On September 1, 2005, the Board held a special meeting to review with counsel a draft of the preliminary proxy statement for the special meeting of FC Banc Corp. shareholders to approve the Stock Splits, along with the Schedule 13E-3 to be filed with the SEC. On September 1, 2005, Austin Associates delivered to us its written Fairness Opinion, dated August 31, 2005, a copy of which is attached as Exhibit A.
Summary and Structure
          The Board has authorized and recommends that you approve the Stock Splits. The Stock Splits consist of two steps. First, we will conduct a 1-for-500 reverse stock split of the FC Banc Corp. shares. In the reverse split, (i) any holder of 500 or more FC Banc Corp. shares immediately before the reverse stock split will receive approximately 0.002 shares for each FC Banc Corp. share then owned and (ii) holders of less than 500 FC Banc Corp. shares will have their shares cancelled and will receive $29.12 in cash for each FC Banc Corp. share owned immediately prior to the reverse split. The reverse split will be followed immediately by a 500-for-1 forward stock split of the FC Banc Corp. shares. The Stock Splits will take effect on the Effective Date (the date the Ohio Secretary of State accepts for filing certificates of amendment to our Articles). The proposed amendments to our Articles are attached to this Proxy Statement as Exhibits C and D and are incorporated herein by reference. Generally, the effect of the Stock Splits is illustrated by the following examples:

Hypothetical Scenario	Result
Shareholder A holds 200 FC Banc Corp. shares in a single record account and holds no other FC Banc Corp. shares.	Shareholder A’s 200 shares will be converted into the right to receive $5,824 in cash (200 x $29.12). If Shareholder A wanted to continue to be a shareholder after the Stock Splits, he could purchase an additional 300 FC Banc Corp. shares far enough in advance of the Stock Splits so that the purchase is complete by the Effective Date.

Shareholder B holds 400 FC Banc Corp. shares in a brokerage account and holds no other shares.	FC Banc Corp. intends for the Stock Splits to treat shareholders holding FC Banc Corp. shares through a nominee the same as those holding shares in a record account. However, nominees may hold, in the aggregate, 500 or more FC Banc Corp. shares and may choose not to effect the Stock Splits and may also have different procedures that must be followed. Shareholders holding shares in street name should contact their nominee to determine how the Stock Splits will affect them. If Shareholder B’s nominee effects the Stock Splits on FC Banc Corp. shares it holds for Shareholder B, Shareholder B will be entitled to receive $11,648 in cash (400 x $29.12) .

Hypothetical Scenario	Result
Shareholder C holds 600 FC Banc Corp. shares in a single record account and holds no other shares.	Shareholder C’s ownership will not be affected and he will continue to hold 600 FC Banc Corp. shares after the Stock Splits.

Shareholder D holds 300 shares in each of two separate record accounts for a total of 600 FC Banc Corp. shares. Shareholder D holds no other FC Banc Corp. shares.	After the Stock Splits, Shareholder D will continue to hold 600 FC Banc Corp. shares.

Husband and Wife each hold 300 FC Banc Corp. shares in separate record accounts and hold 300 shares jointly in another record account. They own no other FC Banc Corp. shares.	Shares held in joint accounts will not be added to shares held individually in determining whether a shareholder will remain a shareholder after the Stock Splits. In this situation, Husband and Wife will each receive $8,736 for the shares held in their individual record accounts (300 x $29.12), and $8,736 for the FC Banc Corp. shares held in their joint account. Husband and Wife will hold no FC Banc Corp. shares after the Stock Splits. If Husband and Wife wished to continue to be shareholders after the Stock Splits, they could transfer a sufficient number of shares from one account into another so that at least 500 FC Banc Corp. shares are held in one account at the time of the Stock Splits.
          The Board has set the Cash Out Price at $29.12 per FC Banc Corp. share held immediately prior to the Stock Splits. The Board made this determination in good faith, based upon the Fairness Opinion and other factors the Board deemed relevant. Please see the sections entitled “Special Factors — Purpose of and Reasons for the Stock Splits,” “Special Factors — Fairness of the Stock Splits,” “Special Factors — Opinion of Austin Associates, LLC” and “Stock Splits Proposal - Background of the Stock Splits.”
          At least a majority of the FC Banc Corp. shares outstanding and entitled to vote at the Special Meeting must approve the Stock Splits before they can be completed. The executive officers and directors of FC Banc Corp. who have indicated that they will vote in favor of the Stock Splits proposal together own 94,236, or approximately 14.4%, of the FC Banc Corp. shares entitled to vote at the Special Meeting and, if they exercised all of their presently exercisable stock options prior to the Record Date, would own approximately 118,395, or 17.4%, of the FC Banc Corp. shares entitled to vote at the Special Meeting.
          The Stock Splits are considered a “going-private” transaction as defined in Rule 13e-3 promulgated under the Exchange Act because they are intended to terminate the registration of the FC Banc Corp. shares and to suspend our filing and reporting obligations under the Exchange Act. In connection with the Stock Splits, we have filed, as required by the Exchange Act, a Rule 13e-3 Transaction Statement on Schedule 13E-3 (the “Schedule 13E-3”) with the SEC. Please see the section entitled “Where You Can Find More Information.”

          The Board may, in its discretion, withdraw the Stock Splits from the agenda of the Special Meeting prior to a vote being taken if it determines that the Stock Splits, for any reason, are not then in the best interests of FC Banc Corp. Reasons the Board may withdraw the Stock Splits proposal include: any change in the nature of the shareholdings of FC Banc Corp. prior to the Effective Date which would result in us being unable to reduce the number of record holders of FC Banc Corp. shares to below 300 as a result of the Stock Splits or that would enable us to deregister without effecting the Stock Splits; any change in the number of shares that will be exchanged for cash in connection with the Stock Splits that would substantially increase the cost of the Stock Splits from what is currently anticipated; and any adverse change in our financial condition. Please see the section entitled “Stock Splits Proposal — Termination of Stock Splits”
Recommendation of the Board
          The Board has unanimously determined that the Stock Splits are in the best interests of FC Banc Corp. and its shareholders and are fair to FC Banc Corp.’s shareholders. The Board unanimously recommends that the shareholders vote “For” the approval of the Stock Splits.
Material Federal Income Tax Consequences
          We have summarized below the material federal income tax consequences to FC Banc Corp. and to holders of FC Banc Corp. shares resulting from the Stock Splits. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Department Regulations (the “Treasury Regulations”) issued pursuant thereto, and published rulings and court decisions in effect as of the date hereof, all of which are subject to change. This summary does not take into account possible changes in such laws or interpretations, including amendments to the Code, applicable statutes, Treasury Regulations and proposed Treasury Regulations or changes in judicial or administrative rulings. Some of those changes may have retroactive effect. No assurance can be given that any such changes will not adversely affect this summary. This summary is not binding on the Internal Revenue Service.
          This summary does not address all aspects of the possible federal income tax consequences of the Stock Splits and is not intended as tax advice to any person or entity. In particular, this summary does not consider the individual investment circumstances of holders of FC Banc Corp. shares, nor does it consider the particular rules applicable to special categories of holders (such as tax exempt entities, life insurance companies, regulated investment companies and foreign taxpayers) or holders who hold, have held, or will hold, FC Banc Corp. shares as part of a straddle, hedging or conversion transaction. In addition, this summary does not address any consequences of the Stock Splits under any state, local or foreign tax laws.
          This summary assumes that you are one of the following: (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate, the income of which is subject to United States federal income tax regardless of its source, or (iv) a trust, if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust. This summary also assumes that you have held and will continue to hold your FC Banc Corp. shares as capital assets for federal income tax purposes.

          You should consult your tax advisor as to the particular federal, state, local, foreign, and other tax consequences applicable to your specific circumstances.
          Federal Income Tax Consequences to FC Banc Corp. We believe that the Stock Splits will be treated as a tax-free “recapitalization” for federal income tax purposes. This treatment will result in no material federal income tax consequences to FC Banc Corp.
          Federal Income Tax Consequences to Continuing Holders Not Receiving Cash. If you (i) continue to hold FC Banc Corp. shares directly immediately after the Stock Splits and (ii) receive no cash as a result of the Stock Splits, you will not recognize any gain or loss in the Stock Splits, and you will have the same adjusted tax basis and holding period in your FC Banc Corp. shares as you had in such shares immediately prior to the Stock Splits.
          Federal Income Tax Consequences to Cashed Out Holders Retaining None of Their FC Banc Corp. Shares. If you receive cash in exchange for your FC Banc Corp. shares as a result of the Stock Splits, your tax consequence will depend on whether, in addition to receiving cash, a person or entity related to you (as determined by the Code) continues to hold FC Banc Corp. shares immediately after the Stock Splits.
          If you receive cash, do not continue to hold directly any FC Banc Corp. shares, are not related to any person or entity who or which continues to hold FC Banc Corp. shares and you hold your FC Banc Corp. shares as a capital asset, you will recognize capital gain or loss. The amount of this capital gain or loss will equal the difference between the cash you receive for your FC Banc Corp. shares and your aggregate adjusted tax basis in such FC Banc Corp. shares.
          If you receive cash, do not continue to directly hold any FC Banc Corp. shares, but are related to a person or entity who or which continues to hold FC Banc Corp. shares, you may be treated as owning constructively the FC Banc Corp. shares owned by such related person or entity, which may cause your receipt of cash in exchange for your FC Banc Corp. shares to be treated (i) first, as ordinary taxable dividend income to the extent of your ratable share of FC Banc Corp.’s undistributed earnings and profits, (ii) second, as a tax-free return of capital to the extent of your aggregate adjusted tax basis in your FC Banc Corp. shares, and (iii) then, the remainder as capital gain. If you are related to a person or entity who or which will continue to hold FC Banc Corp. shares after the Stock Splits, you should consult with your own tax advisor to determine your particular tax consequences.
          Capital Gain and Loss. For individuals, net capital gain (defined generally as your total capital gains in excess of capital losses for the year) recognized upon the sale of capital assets that have been held for more than 12 months generally will be subject to tax at a rate not to exceed 15%. Net capital gain recognized from the sale of capital assets that have been held for 12 months or less will continue to be subject to tax at ordinary income tax rates. Capital gain recognized by a corporate taxpayer will continue to be subject to tax at the ordinary income tax rates applicable to corporations. There are limitations on the deductibility of capital losses.
          Special Rate for Certain Dividends. In general, dividends are taxed at ordinary income rates. However, you may qualify for a 15% rate of tax on any cash received in the Stock Splits that is treated as a dividend as described above, if (i) you are an individual or other non-corporate stockholder; (ii) you have held the FC Banc Corp. shares with respect to which the dividend was received for more than 60 days during the 120-day period beginning 60 days before the ex-dividend date, as determined under the Code; and (iii) you were not obligated during such period (pursuant to a short sale or otherwise) to make related payments with respect to positions in substantially similar or related property. You should consult with your tax advisor regarding your eligibility for such lower tax rates on dividend income.
          Backup Withholding. Holders of FC Banc Corp. shares will be required to provide their social security or other taxpayer identification numbers (or, in some instances, additional information) to the Transfer Agent in connection with the Stock Splits to avoid backup withholding requirements that might otherwise apply. The letter of transmittal will require each holder of FC Banc Corp. shares to deliver such information when the share certificates are surrendered following the Effective Date of the Stock Splits. Failure to provide such information may result in backup withholding.
          As explained above, the amounts paid to you as a result of the Stock Splits may result in dividend income, capital gain income, or some combination of dividend and capital gain income to you depending on your individual circumstances.
Unavailability of Appraisal or Dissenters’ Rights
          No appraisal or dissenters’ rights are available under Ohio law or under FC Banc Corp.’s Articles or Regulations to holders of FC Banc Corp. shares who vote against the Stock Splits. Other rights or actions may exist under Ohio law or federal and state securities laws for shareholders who can demonstrate that they have been damaged by the Stock Splits.
Share Certificates
          We have appointed our subsidiary bank, The Farmers Citizens Bank, which acts as transfer agent for our shares (the “Transfer Agent”) to act as exchange agent to carry out the exchange of share certificates. On the Effective Date, all share certificates evidencing ownership of FC Banc Corp. shares held by Cashed Out Holders will be cancelled without further action by either the Cashed Out Holders or FC Banc Corp. and such certificates, will represent only the right to receive cash in the amount of $29.12 per FC Banc Corp. share upon their surrender.
          In connection with the Stock Splits, FC Banc Corp. shares will be assigned a new CUSIP number. As a result, the share certificates held by Continuing Holders will be exchanged for new certificates bearing the new CUSIP number. After the Effective Date, share certificates held by Continuing Holders will represent only the right to receive a new share certificate for the same number of shares bearing the new CUSIP number.
          The Transfer Agent will furnish you with the necessary materials and instructions to surrender your FC Banc Corp. share certificate(s) promptly following the Effective Date. The letter of transmittal will explain how certificates are to be surrendered for either cash or a new certificate. You must complete and sign the letter of transmittal and return it with your certificate(s) to the Transfer Agent as instructed before you can receive either the cash payment or new certificate, as applicable, to which you are entitled. Do not send your certificates to us, and do not send them to the Transfer Agent until you have received a transmittal letter and followed the instructions therein.

          No service charges will be payable by Cashed Out Holders in connection with the exchange of certificates or the payment of cash in lieu of issuing fractional shares.
Termination of Stock Splits
          Although we are requesting your approval of the Stock Splits, the Board may, in its discretion, withdraw the Stock Splits from the agenda of the Special Meeting prior to any vote thereon. Although the Board presently believes that the Stock Splits are in FC Banc Corp.’s best interests and has recommended a vote for the Stock Splits, the Board nonetheless believes that it is prudent to recognize that factual circumstances could possibly change prior to the Special Meeting such that it might not be appropriate or desirable to effect the Stock Splits at that time. Such reasons include, among other things:
•	Any change in the nature of the FC Banc Corp.’s shareholdings which would result in us being unable to reduce the number of record holders of FC Banc Corp. shares to below 300 as a result of the Stock Splits;

•	Any change in the number of our record holders that would enable us to deregister the FC Banc Corp. shares under the Exchange Act without effecting the Stock Splits;

•	Any change in the number of FC Banc Corp. shares that will be exchanged for cash in connection with the Stock Splits that would substantially increase the cost and expense of the Stock Splits from what is currently anticipated; or

•	Any adverse change in our financial condition that would render the Stock Splits inadvisable.
          If the Board decides to withdraw the Stock Splits from the agenda of the Special Meeting, the Board will promptly notify our shareholders of the decision by mail and by announcement at the Special Meeting.
Escheat Laws
          The unclaimed property and escheat laws of each state provide that under circumstances defined in that state’s statutes, holders of unclaimed or abandoned property must surrender that property to the state. Cashed Out Holders who do not return their share certificates and request payment of the Cash Out Price generally will have a period of years from the Effective Date in which to claim the cash payment to which they are entitled. For example, with respect to Cashed Out Holders whose last known addresses, as shown by the records of FC Banc Corp., are in Ohio, the period is five years. Following the expiration of that five-year period, the relevant provisions of the Ohio Revised Code would cause the cash payments to escheat to the State of Ohio. For Cashed Out Holders who reside in other states or whose last known addresses, as shown by the records of FC Banc Corp., are in states other than Ohio, such states may have abandoned property laws which call for such state to obtain either (i) custodial possession of property that has been unclaimed until the owner reclaims it or (ii) escheat of such property to the state. Under the laws of such other jurisdictions, the “holding period” or the time period which must elapse before the property is deemed to be abandoned may be shorter or longer than five years. If FC Banc Corp. does not have a valid address for a Cashed Out Holder, then the unclaimed cash payment would be turned over to the State of Ohio, FC Banc Corp.’s state of incorporation, in accordance with its escheat laws.
Regulatory Approvals
          FC Banc Corp. is not aware of any material governmental or regulatory approval required for completion of the Stock Splits, other than compliance with the relevant federal and state securities laws and Ohio corporate laws.
Meeting and Voting Information
          Each properly executed proxy received prior to the Special Meeting and not revoked will be voted as directed by the shareholder or, in the absence of specific instructions to the contrary, will be voted “For” the approval of the Stock Splits.
Time and Place
          The Special Meeting will be held on December 15, 2005, at 1:00 p.m., local time, at the main office of FC Banc Corp., 105 Washington Square, Bucyrus, Ohio 44622.
Revoking Your Proxy
          Without affecting any vote previously taken, you may revoke your proxy by either (i) submitting a later dated proxy or a written revocation which is received by FC Banc Corp. before the proxy is exercised or (ii) by attending the Special Meeting and voting in person or giving notice of revocation in open meeting before the proxy is exercised. Attending the Special Meeting will not, by itself, revoke a proxy.
Record Date
          Only FC Banc Corp. shareholders of record at the close of business on the Record Date are entitled to vote at the Special Meeting. Each shareholder will be entitled to cast one vote for each FC Banc Corp. share then owned. According to FC Banc Corp.’s records, as of the Record Date there were 651,473 votes entitled to be cast at the Special Meeting.
Quorum and Required Vote
          The presence at the Special Meeting in person or by proxy of the holders of at least a majority of the issued and outstanding FC Banc Corp. shares as of the Record Date is necessary to establish a quorum to conduct business at the Special Meeting.
          Each FC Banc Corp. shareholder is entitled to cast one vote for each FC Banc Corp. share owned on the Record Date. Under Ohio law and FC Banc Corp.’s Articles and Regulations, the affirmative vote of at least a majority, or 325,737, of the issued and outstanding FC Banc Corp. shares as of the Record Date is necessary to approve the Stock Splits. The executive officers and directors of FC Banc Corp. together own 94,236, or approximately 14.4%, of the FC Banc Corp.

shares entitled to vote at the Special Meeting and, if they exercised all of their presently exercisable options before the Record Date, would own 118,395, or 17.5%, of the FC Banc Corp. shares entitled to vote at the meeting. Our executive officers and directors have indicated they will vote in favor of the Stock Splits.
          Shareholders holding FC Banc Corp. shares in “street name” should review the information provided to them by their nominee (such as a broker or bank). This information will describe the procedures to follow to instruct the nominee how to vote the street name shares and how to revoke previously given instructions. The proposal to approve the Stock Splits is a “non-discretionary” item, meaning that nominees cannot vote FC Banc Corp. shares in their discretion on behalf of a client if the client has not given them voting instructions. Shares held in street name that are not voted by brokerage firms or other nominees are referred to as “broker non-votes.”
          Broker non-votes and abstentions are counted toward the establishment of a quorum for the Special Meeting. However, because the affirmative vote of a majority of the outstanding FC Banc Corp. shares is necessary to approve the Stock Splits, broker non-votes and abstentions will have the same effect as a vote “against” the proposal to approve the Stock Splits. The Board urges you to complete, date and sign the enclosed proxy and to return it promptly in the enclosed postage prepaid envelope so that a quorum can be assured for the Special Meeting and your FC Banc Corp. shares can be voted as you wish.
Solicitation and Costs
          The enclosed proxy is solicited on behalf of the Board. Proxies may be solicited by the directors, officers and other employees of FC Banc Corp. and The Farmers Citizens Bank, in person or by telephone, mail, facsimile or electronic mail only for use at the Special Meeting. FC Banc Corp. will bear the costs of preparing, assembling, printing and mailing this Proxy Statement and the enclosed proxy and all other costs of the Board’s solicitation of proxies for the Special Meeting. Brokerage houses, banks and other nominees, fiduciaries, and custodians nominally holding FC Banc Corp. shares as of the Record Date will be requested to forward proxy soliciting material to the beneficial owners of such FC Banc Corp. shares, and we will reimburse them for their reasonable expenses.
          We estimate that the repurchase of fractional FC Banc Corp. shares from Cashed Out Holders in connection with the Stock Splits will cost approximately $1,881,152. We intend to finance the Stock Splits by using the proceeds of the private placement of our shares. Please see the section of the Proxy Statement entitled “Special Factors — Financing of the Payment of the Cash Out Price”.
          The following is an estimate of the expenses we expect to incur in connection with the Stock Splits and the solicitation of proxies for the Special Meeting. Final expenses may be higher or lower than the estimates shown below.

Item	Approximate Cost
SEC Filing Fees	$222
Legal Fees	60,000
Accounting Fees	5,000
Financial Advisory / Valuation Fees	20,000
Printing Costs	5,000
Other	500
Total	$90,722

          Based upon our estimated cost savings as a result of deregistering the FC Banc Corp. shares, we expect to recoup these expenses in less than fifteen months.

Information about FC Banc Corp.
Business of FC Banc Corp. and The Farmers Citizens Bank
          FC Banc Corp. is a bank holding company which owns all of the capital stock issued by The Farmers Citizens Bank. FC Banc Corp. does not have any other subsidiaries.
          The Farmers Citizens Bank is engaged in a general commercial banking business from four offices located in Crawford, Morrow and Knox Counties in north central Ohio. The Farmers Citizens Bank provides a full range of loan and deposit products. These banking services include customary retail and commercial banking services, including checking and savings accounts, time deposits, interest bearing transaction accounts, safe deposit facilities, real estate mortgage lending, commercial lending, and direct and indirect consumer financing. Funds for the Bank’s operation are also provided through borrowings from the Federal Home Loan Bank system, proceeds from the sale of loans and mortgage-backed and other securities, funds from repayment of outstanding loans and earnings from operations. Earnings depend primarily upon the difference between (i) revenues from loans, investments, and other interest-bearing assets and (ii) expenses incurred in payment of interest on deposit accounts and borrowings, maintaining an adequate allowance for loan losses, and general operating expenses.
          FC Banc Corp. is subject to regulation and examination by the Federal Reserve and the SEC. The Farmers Citizens Bank is subject to supervision and regulation by the Federal Reserve, FDIC and Ohio Division of Financial Institutions.
          FC Banc Corp.’s principal offices are located at 105 Washington Square, Bucyrus, Ohio 44622, and FC Banc Corp.’s phone number at that address is (419) 562-7040.
Management of FC Banc Corp.
          Board of Directors. There are nine members of FC Banc Corp.’s Board of Directors. Information regarding FC Banc Corp.’s current directors is set forth below.

Name and Age		Principal Occupation

•	Patrick J. Drouhard, 53	Mr. Drouhard is retired. Mr. Drouhard served for more than 14 years as Superintendent of the Cardington-Lincoln School District, Cardington, Ohio until his retirement in 2003.

•	Samuel J. Harvey, 69	Mr. Harvey is retired. Mr. Harvey was Mayor of the Village of Cardington, Morrow County, Ohio for over seven years, until December 31, 1999, and previously served for eleven years as a member of the Cardington Village Council. A retired teacher, Mr. Harvey was a vocational agricultural instructor at Cardington Lincoln High School for 27 years, until July 1, 1986. He is also a Lieutenant Colonel (Retired), U.S. Army Reserves. Mr. Harvey is active with a number of vocational education associations and local civic organizations, and is a member of the Board of Trustees of the Cardington First United Methodist Church.

Name and Age		Principal Occupation

•	Charles W. Kimerline, 67	Mr. Kimerline is the President of Bucyrus Road Materials, Inc., Bucyrus, Ohio, an asphalt surfacing company, Vice President of Geiger-Kimerline Farms, Inc., Bucyrus, Ohio, a grain operation, and Secretary and Treasurer of BuE Comp, Inc., a plastic products company located in Bucyrus, Ohio.

•	David G. Dostal, 57	Mr. Dostal is an insurance agent and owner of The Auck Dostal Agency, Inc., an independent insurance agency located in Bucyrus, Ohio. He has held this position since 1989. Mr. Dostal is also Vice President of ADM Benefit Plans, Inc., an insurance agency located in Bucyrus, Ohio.

•	Robert D. Hord (Chairman of the Board), 59	Mr. Hord is the President of Hord Livestock, Inc., a grain and hog operation in Crawford County, Ohio.

•	Terry L. Gernert, 52	Mr. Gernert is a partner in the law firm of Kennedy, Purdy, Hoeffel, & Gernert, LLC, Bucyrus, Ohio, a position he has held since 1980.

•	John O. Spreng, Jr., 56	Mr. Spreng is President of Longacre Farms, Inc., a grain and dairy operation in Crawford County, Ohio.

•	Coleman Clougherty, 47	Mr. Clougherty joined The Farmers Citizens Bank in July 2001 as Vice President of Administration, and was given the position of Interim Chief Executive Officer of FC Banc Corp. in February 2002. Mr. Clougherty held this position until November 2002, when FC Banc Corp. hired John R. Christman as its Chief Executive Officer. At that time, Mr. Clougherty assumed the position of Executive Vice President and Chief Operating Officer of The Farmers Citizens Bank, where he remained until April 2004 when he left FC Banc Corp. to pursue other interests. From April 2004 to December 2004, Mr. Clougherty was Executive Vice President and Chief Financial Officer of MEB Operating Group, a limited partnership organized for the purpose of starting a commercial bank. Mr. Clougherty returned to accept the position of President of FC Banc Corp. effective January 13, 2005. Between August 2000 and May 2001, Mr. Clougherty served as President and CEO of a community bank located in Central Ohio.

•	Lawrence A. Morrison	Mr. Morrison is a certified public accountant and has been a partner with Kleshinski, Morrison & Morris, LLP, a public accounting firm located in Mansfield, Ohio, since 1986.

          Executive Officers. The following persons are executive officers of FC Banc Corp.

Name and Age		Principal Occupation

•	Coleman Clougherty, 46	Mr. Clougherty’s current principal occupation and material occupations, positions and offices held over the past five years are described above.

•	Anne Spreng Ferris, 29	Ms. Ferris joined The Farmers Citizens Bank in June 1998 as a management associate and Branch Manager. She was appointed Marketing Director in October of 1998 and Retail Banking Manager of the Bank in February, 2002. She was appointed to the position of Vice President of the Bank on January 21, 2003 and remained in that position until February 2005, at which time she accepted an appointment as the Bank’s President.

•	Bradley K. Brinkerhoff	Mr. Brinkerhoff joined Farmers Citizens Bank in August 2005 as Chief Lending Officer. Prior to joining Farmers Citizens Bank he held the position of Commercial Lender with Wayne County National Bank and Chief Lending Officer of Chippewa Valley Bank.

•	Matthew C. Evans	Mr. Evans joined The Farmers Citizens Bank in February 2005 as Vice President, Director of Risk Management. Mr. Evans has extensive experience in the banking industry. Prior to joining Farmers Citizens Bank, Mr. Evans was Vice President for National City Bank from January 2005 to February 2005. From March 2003 to December 2004, Mr. Evans was Vice President and Director of Risk Management of Wayne Bancorp. Mr. Evans was employed by Huntington Bank between February 1998 and March 2003 where he held positions that included Privacy Officer & Compliance Section Manager, Attorney, Internal Business Consultant, Compliance Team Lead, and Senior Auditor.

•	Jeffrey A. Wise	Mr. Wise joined The Farmers Citizens Bank in March 1993 as a Senior Accountant and was promoted to Assistant Vice President and Chief Financial Officer in February 1997. Mr. Wise served as Treasurer of FC Banc Corp. and controller of The Farmers Citizens Bank from December 2002 to May 2004. Mr. Wise left FC Banc Corp. in May 2004. Mr. Wise served as Vice President of Finance and Secretary of First City Bank, in Columbus, Ohio from May 2004 to March 2005. Mr. Wise rejoined FC Banc Corp. in March 2005 as Vice President and Chief Financial Officer of The Farmers Citizens Bank and Treasurer of FC Banc Corp.

          Each director and executive officer may be contacted at FC Banc Corp.’s address at 105 Washington Square, Bucyrus, Ohio 44820, and the phone number at that address is (419) 562-7040.
          To FC Banc Corp.’s knowledge, none of FC Banc Corp.’s executive officers or directors has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors) or has been a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
          Each of FC Banc Corp.’s executive officers and directors is a citizen of the United States of America.
Interest of Certain Persons in Matters to be Acted Upon
          Information regarding FC Banc Corp. shares beneficially owned by the executive officers and directors of FC Banc Corp. is set forth in the table below. The Stock Splits will not impact affiliated holders of FC Banc Corp. shares differently from unaffiliated holders of FC Banc Corp. shares on the basis of affiliate status. The executive officers and directors of FC Banc Corp. will receive no extra or special benefit not shared on a pro rata basis by all other holders of FC Banc Corp. shares. Please see the sections entitled “Special Factors — Fairness of the Stock Splits.”
          Share Ownership of Directors and Executive Officers. The following table provides certain information regarding the number of FC Banc Corp. shares beneficially owned by FC Banc Corp.’s directors and executive officers as of the Record Date, and the anticipated ownership percentage of such persons after the Stock Splits:

			Percent of	Percent of
			Outstanding FC	Outstanding FC Banc
			Banc Corp. shares	Corp. shares
	Number of		before	after
Name (1)	FC Banc Corp. Shares (2)		Stock Splits (3)	Stock Splits (4)
Coleman J. Clougherty	108		0.02%	0.00%
David G. Dostal	10,846	(5)	1.7%	1.8%
Patrick J. Drouhard	2,042	(6)	0.3%	0.3%
Terry L. Gernert	33,295	(7)	5.1%	5.6%
Samuel J. Harvey	4,300	(8)	0.7%	0.7%
Robert D. Hord	51,468	(9)	7.9%	8.7%
Charles W. Kimerline	8,252	(10)	1.3%	1.4%
John O. Spreng, Jr.	5,124	(11)	0.8%	0.9%
Lawrence A. Morrison	2,000		0.3%	0.3%
Jeffrey A. Wise	6		0.00%	0.00%
Anne Spreng Ferris	960	(12)	0.08%	0.08%
Matthew C. Evans	0		0.00%	0.00%

			Percent of	Percent of
			Outstanding FC	Outstanding FC Banc
			Banc Corp. shares	Corp. shares
	Number of		before	after
Name (1)	FC Banc Corp. Shares (2)		Stock Splits (3)	Stock Splits (4)
Bradley K. Brinkerhoff	0		0.00%	0.00%
All directors and executive officers of FC Banc Corp. as a group (13 persons)	118,395	(13)	17.5%	19.3%

(1)	Each of the persons listed on this table may be contacted at FC Banc Corp.’s address at 105 Washington Square, Bucyrus, Ohio 44820.

(2)	All shares are owned with sole voting or investment power unless otherwise indicated.

(3)	Assumes a total of 651,473 FC Banc Corp. shares outstanding before the Stock Splits, plus the number of shares the person or group has the right to acquire within 60 days.

(4)	Assumes a total of 586,873 FC Banc Corp. shares outstanding after the Stock Splits, plus the number of shares the person or group has the right to acquire within 60 days.

(5)	Includes 5,700 shares subject to options which are presently exercisable.

(6)	Includes 500 shares subject to shared voting and investment power and 1,509 shares subject to options which are presently exercisable.

(7)	Includes 4,294 shares owned by Mr. Gernert’s spouse, as to which he disclaims beneficial ownership, and 3,100 shares subject to options which are presently exercisable.

(8)	Includes 2,500 shares subject to shared voting and investment power and 1,800 shares subject to options which are presently exercisable.

(9)	Includes 90 shares subject to shared voting and investment power and 1,800 shares subject to options which are presently exercisable.

(10)	Includes 500 shares subject to shared voting and investment power and 5,800 shares subject to options which are presently exercisable.

(11)	Includes 4,000 shares subject to options which are presently exercisable.

(12)	Includes 450 shares subject to options which are presently exercisable.

(13)	Includes 24,192 shares subject to options which are presently exercisable.

          Other than purchase of shares in the private placement to finance the payment of the Cash Out Price, and the exercise of an option to acquire 33 common shares from FC Banc Corp. at a price of $28.25 per share by Patrick J. Drouhard on September 7, 2005, the directors and executive officers of FC Banc Corp. have not engaged in any transactions involving FC Banc Corp. shares in the past 60 days. Please see the section of the Proxy Statement entitled “Special Factors — Purchases of Our Shares by Our Directors and Executive Officers.”
          Owners of 5% or More of the FC Banc Corp. Shares. The following table sets forth certain information regarding the only persons known to FC Banc Corp. to beneficially own more than five percent of the outstanding FC Banc Corp. shares as of the Record Date, and their anticipated ownership percentage after the Stock Splits:

			Percent of FC Banc	Percent of FC Banc
			Corp. shares	Corp. shares
	Number of		outstanding before	outstanding after
Name and address	FC Banc Corp. Shares		Stock Splits (1)	Stock Splits (2)
Robert D. Hord	51,468	(3)	7.9%	8.7%
Media Service, Inc.	49,423	(4)	7.6%	8.4%
Terry L. Gernert	33,295	(5)	5.1%	5.6%

(1)	Assumes a total of 651,473 FC Banc Corp. shares outstanding before the Stock Splits.

(2)	Assumes a total of 586,873 FC Banc Corp. shares outstanding after the Stock Splits.

(3)	Includes 1,800 shares subject to options which are presently exercisable and 90 shares subject to shared voting and investment power.

(4)	Includes shares owned by Media Investments, LLC, of which Media Service, Inc. is the sole member.

(5)	Includes 4,294 shares owned by Mr. Gernert’s spouse, as to which he disclaims beneficial ownership and 3,105 shares subject to options which are presently exercisable.
Certain Transactions
          Certain directors and executive officers of the Company and the Bank, and their associates, are customers of and had banking transactions with the bank in the ordinary course of business. Directors Dostal, Drouhard, Gernert, Hord, Kimerline and Spreng or their associates and affiliated entities were borrowers of the bank in 2004 and continue to be in 2005. The Company expects that these relationships and transactions will continue in the future. Director Hord is President of Hord Livestock Company, Inc., to which the Bank has extended credit in the ordinary course of business. Director Kimerline is President of Bucyrus Road Materials, Inc. and an officer of BuE Comp, Inc., which are also indebted to the bank for credit extended in the ordinary course of business. Director John O. Spreng, Jr. is President of Longacre Farms, Inc., which is indebted to the bank for credit extended in the ordinary course of business.

          Director Gernert is a partner of the law firm of Kennedy, Purdy, Hoeffel, & Gernert, LLC, which performs legal services for the Company and the Bank. During 2004 and 2005, Kennedy, Purdy, Hoeffel, & Gernert, LLC received fees both for legal services rendered to the Company and the Bank, and for legal services rendered to mortgage customers of the Bank in connection with real estate transactions in which the Bank acted as mortgage lender. The Bank has also extended credit to Mr. Gernert in his individual capacity in the ordinary course of business.
          All loans and loan commitments included in such transactions were made and will be made in the future on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons not employed by the Company or the Bank. The existing transactions do not involve more than the normal risk of collectability or present other unfavorable features.
Market Price and Dividend Information
Our common stock is quoted on the Over-The Counter Bulletin Board under the symbol “FCBQ.OB.”
          The following table presents for each quarterly period during the last two and three-quarter years the high and low bid prices of our common stock and dividends paid. We obtained these high and low bid quotations from Community Banc Investments, which makes a limited market in our common shares. Prices do not include retail mark-ups, markdowns or commissions.

	Trading Prices		Dividends
Quarter Ended	High	Low	Paid
2003
First Quarter	$26.00	$26.00	$.18
Second Quarter	26.50	26.50	.18
Third Quarter	28.50	28.50	.18
Fourth Quarter	28.75	28.75	.19

2004
First Quarter	$28.75	$28.75	$.19
Second Quarter	28.75	28.75	.19
Third Quarter	28.75	28.75	.19
Fourth Quarter	31.00	31.00	.19

2005
First Quarter	$28.50	$27.80	$.19
Second Quarter	29.00	27.00	.19
Third Quarter	29.06	28.05	.19
          We do not know what prices were actually paid. We have not verified the accuracy of these quotations that have been reported. Because of the lack of an established market for our common stock, these prices may not reflect the prices at which the stock would trade in an active market.

          The holders of our common stock are entitled to dividends when, as and if declared by our board of directors out of funds legally available for that purpose. In determining dividends, the board of directors considers the earnings, capital requirements and financial condition of FC Banc Corp. and The Farmers Citizens Bank, along with other relevant factors. FC Banc Corp.’s principal source of funds for cash dividends is the dividends paid by The Farmers Citizens Bank.
FC Banc Corp. Share Repurchase Information
          The following table provides information regarding repurchases of FC Banc Corp. shares by FC Banc Corp. during the periods indicated.

	Number	Price Range		Weighted Average
Quarter Ended	Repurchased	High	Low	Per Share
2005
September 30, 2005	0	—	—	—
June 30, 2005	0	—	—	—
March 31, 2005	0	—	—	—

2004
December 31, 2004	84	$31.00	$31.00	$31.00
September 30, 2004	0	—	—	—
June 30, 2004	520	$31.00	$29.00	$30.42
March 31, 2004	430	$29.00	$29.00	$29.00

2003
December 31, 2003	1,558	$29.00	$29.00	$29.00
September 30, 2003	2,160	$29.00	$29.00	$29.00
June 30, 2003	—	—	—	—
March 31, 2003	—	—	—	—
          Set forth below is additional information regarding the specific purchases included in the quarterly information in the table above. All of these repurchases were made at market prices on the date of the repurchase.

Date of Repurchase	Number Repurchased	Price Per Share
8/15/2003	500	$29.00
9/18/2003	1,100	$29.00
9/29/2003	280	$29.00
9/29/2003	280	$29.00
10/20/2003	430	$29.00
10/20/2003	330	$29.00
11/4/2003	600	$29.00
11/14/2003	16	$29.00
12/30/2003	182	$29.00
1/2/2004	100	$29.00
1/21/2004	250	$29.00

Date of Repurchase	Number Repurchased	Price Per Share
3/31/2004	80	$29.00
4/2/2004	50	$29.00
4/27/2004	102	$29.00
6/14/2004	192	$31.00
6/29/2004	176	$31.00
10/11/2004	17	$31.00
12/9/2004	67	$31.00
Our Plans to Acquire Monitor Bancorp, Inc. and The Monitor Bank
          On July 25, 2005, FC Banc Corp. entered into a nonbinding letter of intent with the principal shareholder of Monitor Bancorp, Inc. that states their intent that FC Banc Corp. purchase approximately 82% of Monitor Bancorp’s outstanding common shares. Monitor Bancorp is a one bank holding company and the sole shareholder of The Monitor Bank of Big Prairie, Ohio. At June 30, 2005, Monitor Bancorp had total assets of approximately $26 million.
          The letter of intent contemplates the completion of due diligence reviews and the negotiation and execution of a definitive stock purchase agreement containing customary terms and conditions, which would include all required shareholder and regulatory approvals. Based on a price per share of $29.12 for FC Banc Corp.’s common shares and a book value per share of $368.44 for Monitor Bancorp’s common shares, the letter of intent anticipates that FC Banc Corp. would issue 22.14 of its common shares for each Monitor Bancorp common share owned by Mr. Smail and the two other persons owning approximately 82% of Monitor Bancorp’s outstanding shares. If completed, the transaction would result in Mr. Smail’s ownership of approximately 22% of FC Banc Corp.’s common shares. The parties anticipate that Mr. Smail and one other current director of Monitor Bancorp would be elected directors of FC Banc Corp. and that Mr. Smail would be appointed Vice Chairman of FC Banc Corp.
          The letter of intent contemplates negotiation and execution of the definitive agreement after the completion of FC Banc Corp.’s previously announced going private transaction. The full text of the letter of intent is attached as Exhibit B.
          The letter of intent is not an enforceable legal agreement. We do not intend to seek to negotiate an enforceable legal agreement for the acquisition of Monitor Bancorp until after completion of the Stock Splits. A number of events have to occur before we would be able to acquire Monitor Bancorp, including the parties’ negotiation and execution of an enforceable legal agreement approved by the Board, approved by the holders of a majority of FC Banc Corp.’s shares and approval by federal and state bank regulatory agencies. Based upon our conversations with federal and state bank regulatory agencies, we do not anticipate seeking to negotiate a legally binding agreement for the acquisition of Monitor Bancorp before June 2006.

Financial Information
Summary Historical Financial Information
          The following summary consolidated financial information was derived from FC Banc Corp.’s audited consolidated financial statements as of and for each of the years ended December 31, 2004 and 2003, and from unaudited consolidated interim financial statements as of and for the nine months ended September 30, 2005 and 2004. In the opinion of management, all adjustments (consisting only of normal recurring accruals) which are necessary for a fair presentation of the financial position and results of operation have been included. The statement of operations data for the nine months ended September 30, 2005 is not necessarily indicative of results for a full year. This financial information is only a summary and should be read in conjunction with our historical financial statements and the accompanying footnotes, which are incorporated herein by reference into this Proxy Statement. Please see the section entitled “ Documents Incorporated by Reference.”

	Nine Months Ended		Year Ended
	September 30,		December 31,
	2005	2004	2004	2003	2002
		(Dollars in thousands, except per share data)
Results of Operations
Interest Income	$5,966	5,304	$7,062	$7,181	$7,006
Interest expense	2,566	2,040	2,726	2,846	2,435

Net interest income	3,400	3,264	4,336	4,335	4,571

Provision for loan losses	95	75	90	50	(275)

Net interest income after provision for loan losses	3,305	3,189	4,246	4,285	4,846
Noninterest income	1,000	942	1,205	1,608	884
Noninterest expenses	3,867	3,532	4,720	4,590	4,601

Income before taxes	438	599	731	1,303	1,129

Income tax expense	49	6	48	166	145

Net income	$389	$593	$683	$1,137	$984

Financial Condition
Total assets	$178,649	$150,356	$148,291	$149,064	$132,390
Total deposits	109,035	100,534	101,210	102,468	97,012
Net loans	84,255	76,431	79,655	87,022	71,555
Shareholders’ equity	15,071	13,455	13,268	13,064	12,908
Average assets	163,468	150,793	150,526	146,504	120,375
Average shareholders’ equity	13,020	13,197	11,426	11,728	12,241

	Nine Months Ended		Year Ended
	September 30,		December 31,
	2005	2004	2004	2003	2002
		(Dollars in thousands, except per share data)
Key Financial Ratios
Return on average assets	0.38%	0.51%	0.45%	0.78%	081%
Return on average equity	4.71%	5.80%	5.16%	8.75%	8.03%
Dividends paid as a percent of net income	84.83%	55.48%	64.28%	36.94%	38.82%

Per Share Data
Income per share	$10.69	$10.79	$14.28	$15.31	$13.63
Net income, basic	$0.66	$1.03	$1.18	$1.98	$1.70
Net income, diluted	$0.66	$1.03	$1.17	$1.97	$1.70
Cash dividends declared	$0.57	$0.57	$0.76	$0.73	$0.66
Book value	$23.13	$23.24	$22.91	$23.08	$22.47
          FC Banc Corp.’s book value per share, as set forth above, has been derived from financial statements prepared by FC Banc Corp.’s management relating to the fiscal periods set forth above. As required by Exchange Act Rule 13a-14(a), FC Banc Corp.’s Chief Executive Officer and Chief Financial Officer have certified that such financial statements, and the financial information included in the periodic reports in which such financial statements appear, fairly present in all material respects the financial condition, results of operation and cash flows of FC Banc Corp. as of, and for, the periods presented in such periodic reports.
Pro Forma Financial Information
          We do not expect the Stock Splits or our use of approximately $1,970,000 to complete the Stock Splits (which includes payments to be made to Cashed Out Holders and professional fees and other expenses related to the transaction) to have any material adverse effect on our capitalization, liquidity, results of operations or cash flow. Please see the section of the Proxy Statement entitled “Special Factors — Sources of Funds and Expenses.” We expect to finance the Stock Splits with the proceeds of the private placement of our shares. Please see the section of the Proxy Statement entitled “Special Factors — Financing of the Payment of the Cash Out Price”.
          If the Stock Splits are completed, Cashed Out Holders will receive cash in the amount of $29.12 per FC Banc Corp. share held immediately prior to the Stock Splits. The repurchase of the fractional FC Banc Corp. shares resulting from the Stock Splits is estimated to cost approximately $1,880,000 and would reduce the number of record holders of FC Banc Corp. shares from approximately 550 to approximately 220.
          We expect that, as a result of the Stock Splits and the cashing out of fractional FC Banc Corp. shares held by the Cashed Out Holders:

•	Our aggregate shareholders’ equity will change from approximately $15.1 million (as of September 30, 2005) to approximately $13.1 million; and

•	Book value per FC Banc Corp. share would change from $23.13 to $22.32, assuming the cash out of fractional FC Banc Corp. shares had occurred on September 30, 2005.

          The following pro forma consolidated information has been derived from FC Banc Corp.’s financial statements. The financial statements for the year ended December 31, 2004, have been audited by independent registered public accountants. The financial statements for the quarterly periods ended September 30, 2005 and 2004 are unaudited. In the opinion of FC Banc Corp.’s management, these quarterly financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the results of these quarters.
          The pro forma consolidated financial statements have been prepared to include net proceeds of $2,108,288 from the sale of shares in the private placement completed September 9, 2005, and assume that the Stock Splits were completed effective the first day of the period presented for the income statement and as of the date of the balance sheet, and all fractional FC Banc Corp. shares under one whole share are repurchased. These pro forma consolidated financial statements are not necessarily indicative of the results that would have occurred had the Stock Splits actually taken place at the respective time periods specified nor do they purport to project the results of operations for any future date or period. Based on information from various external sources, FC Banc Corp. believes that approximately 64,600 FC Banc Corp. shares will be repurchased at $29.12 per share for a total purchase price of approximately $1,880,000.
          The pro forma results are not indicative of future results because FC Banc Corp.’s public reporting costs for the periods presented include only the historic public reporting costs and do not include anticipated future costs.
          The unaudited pro forma financial statements should be read in conjunction with our historical financial statements and the accompanying footnotes, which are incorporated herein by reference into this Proxy Statement. Please see the section entitled “Documents Incorporated by Reference.”

Pro Forma Consolidated Income Statement

Nine Months Ended September 30, 2005 (Unaudited)

(Dollars in thousands, except per share data)

		PRO FORMA
INCOME STATEMENTS	HISTORICAL	ADJUSTMENTS		PRO FORMA

Interest Income	$5,966	($44	) (1)	$5,922
Interest Expense	$2,566			$2,566

Net Interest Income	$3,400	($44)		$3,356
Loan Loss Provision	$95			$95

Noninterest Income	$784			$784

Salary and Benefits	$1,827			$1,827
Occupancy & Equipment	$562			$562
Other Noninterest Expense	$1,478	($32	) (2)	$1,446

Total Noninterest Expense	$3,867	($32)		$3,835

Securities Transactions	$216			$216

Income Before Taxes	$438	($12)		$426

Income Taxes	$49	($4	) (3)	$45

Net Income	$389	($8)		$381

EARNINGS PER SHARE
Basic	$0.66			$0.73
Fully Diluted	$0.66			$0.73
(1)	Assumes interest income of 3.0% pre-tax on net proceeds of the issuance after funding the repurchase.

(2)	Reflects actual costs incurred as a public company for the 9-Months Ending 09/30/05.

(3)	Based on 34% tax rate.

Pro Forma Consolidated Income Statement

For the Year Ended December 31, 2004 (Unaudited)

(Dollars in thousands, except per share data)

		PRO FORMA
INCOME STATEMENT	HISTORICAL	ADJUSTMENTS		PRO FORMA

Interest Income	$7,062	$4	(1)	$7,066
Interest Expense	$2,726			$2,726

Net Interest Income	$4,336	$4		$4,340
Loan Loss Provision	$90			$90

Noninterest Income	$1,149			$1,149

Salary and Benefits	$2,175			$2,175
Occupancy & Equipment	$774			$774
Other Noninterest Expense	$1,771	($41)	(2)	$1,730

Total Noninterest Expense	$4,720	($41)		$4,679

Securities Transactions	$56			$56

Income Before Taxes	$731	$45		$776

Income Taxes	$48	$15	(3)	$63

Net Income	$683	$30		$713

EARNINGS PER SHARE
Basic	$1.17			$1.21
Full Diluted	$1.17			$1.21
(1)	Assumes interest income of 3.0% pre-tax on net proceeds of the issuance after funding the repurchase.

(2)	Reflects actual costs incurred as a public company for the year-ending 12/31/2004

(3)	Based on 34% tax rate.

Pro Forma Consolidated Balance Sheet

As of September 30, 2005 (Unaudited)

(Dollars in thousands, except per share data)

		PRO FORMA
ASSETS:	HISTORICAL	ADJUSTMENTS		PRO FORMA
Cash & Due from Banks	$3,350	($1,972	) (1)	$1,378
Fed Funds Sold	$4,100			$4,100
Investment Securities	$74,552			$74,552
Loans (Gross)	$85,307			$85,307
Loan Loss Reserve	$1,052			$1,052

Loans (Net)	$84,255			$84,255
Premises	$6,422			$6,422
Other Real Estate	$0			$0
Intangibles	$0			$0
Other Assets	$5,970			$5,970

Total Assets	$178,649			$176,677

LIABILITIES:
Total Deposits	$109,035			$109
Short - Term Borrowings	$13,822			$13,822
Other Borrowed Money	$39,533			$39,533
Other Liabilities	$1,188			$1,188

Total Liabilities	$163,578			$163,578

STOCKHOLDERS’ EQUITY:
Equity Capital	$15,437	($1,972	) (1)	$13,465
Net Unrealized Gain on Sec.	($366)			($366)

TOTAL EQUITY	$15,071			$13,099

TOTAL LIAB. & EQUITY	$178,649			$176,677

(1)	Represents net cash proceeds from stock issuance after funding stock repurchase

FC BANC CORP

RATIO OF EARNINGS TO FIXED CHARGES

(Numbers in thousands)

							Pro
							Forma
			Pro Forma				Year
	Nine Months		Nine				Ended
	Ended		Months				December
	September 30		Ended	Year Ended December 31			31
	2005	2004	2005	2004	2003	2002	2004

Pretax income	$438	$599	$472	$731	$1,303	$1,129	$776
Fixed charges	2,566	2,040	2,566	2,726	2,846	2,435	2,726
Amortization of capitalized interest
Distributed income of equity investees

Share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges
Less

Interest capitalized
Preference security dividend requirements
Minority interest in pre-tax income of subsidiaries that have not incurred fixed charges

Total earnings	$3,004	$2,639	$3,038	$3,457	$4,149	$3,564	$3,502

Fixed charges
Interest expensed and Capitalized	$2,566	$2,040	$2,566	$2,726	$2,846	$2,435	$2,726
Amortized premiums, discounts and capitalized interest Interest within rental expense
Preference security dividend requirements of consolidated subs

Total fixed charges	$2,566	$2,040	$2,566	$2,726	$2,846	$2,435	$2,726

RATIO OF EARNINGS TO FIXED CHARGES	117.07%	129.36%	118.39%	126.82%	145.78%	146.37%	128.47%

Where You Can Find More Information
          The Stock Splits will constitute a “going-private” transaction for purposes of Rule 13e-3 of the Exchange Act. As a result, FC Banc Corp. has filed the Schedule 13E-3 which contains additional information about FC Banc Corp. Copies of the Schedule 13E-3 are available for inspection and copying at FC Banc Corp.’s principal executive offices during regular business hours by any interested shareholder of FC Banc Corp., or a representative who has been so designated in writing, and may be inspected and copied, or obtained by mail, by written request addressed to FC Banc Corp., 105 Washington Square, Bucyrus, Ohio 44820.
          FC Banc Corp. is currently subject to the information requirements of the Exchange Act and files periodic reports, proxy statements and other information with the SEC relating to its business, financial and other matters. Copies of such reports, proxy statements and other information, as well as the Schedule 13E-3, may be copied (at prescribed rates) at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. For further information concerning the SEC’s public reference rooms, you may call the SEC at 1-800-SEC-0330. Some of this information may also be accessed on the World Wide Web through the SEC’s internet address at “www.sec.gov.”
Documents Incorporated by Reference
          In our filings with the SEC, information is sometimes incorporated by reference. This means that we are referring you to information that we have filed separately with the SEC. The information incorporated by reference should be considered part of this Proxy Statement, except for any information superseded by information contained directly in this Proxy Statement.
          This Proxy Statement incorporates by reference the following documents that we have previously filed with the SEC, copies of which are being delivered to you with this Proxy Statement. They contain important information about FC Banc Corp. and its financial condition.
•	Our Annual Report on Form 10-KSB for the year ended December 31, 2004; and

•	Our Quarterly Report on Form 10-QSB for the quarter ended September 30, 2005.

          We will provide, without charge, upon the written or oral request of any person to whom this Proxy Statement is delivered, by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all information that has been incorporated by reference, without exhibits unless such exhibits are also incorporated by reference in this Proxy Statement. You may obtain a copy of these documents and any amendments thereto by written request addressed to FC Banc Corp., 105 Washington Square, Bucyrus, Ohio 44820.
Experts
          Our consolidated financial statements as of December 31, 2004, and 2003, and for each of the years in the three year period ended December 31, 2004, have been incorporated by reference herein from our Annual Report on Form 10-KSB in reliance upon the report of S.R. Snodgrass, A.C., independent certified public accountants, and upon the authority of said firms as experts in accounting and auditing. A representative of S.R. Snodgrass, A.C. is expected to be at the meeting and will have an opportunity to make a statement and will be available to answer appropriate questions.
Other Matters
          As of the date of this proxy Statement, our Board does not know of any other matter that will be presented for consideration at the special meeting other than as described in this proxy statement. However, if any other matters properly come before the special meeting or any adjournment or postponement of the special meeting and are voted upon, the enclosed proxy will be deemed to confer authority to vote for adjournment to solicit additional votes and discretionary authority on the individuals named as proxies to vote the shares represented by such proxy as to any such matters.
Proposals of Shareholders
          Shareholders of FC Banc Corp. desiring to submit proposals to be considered for inclusion in FC Banc Corp.’s Proxy Statement and form of Proxy (the “Proxy Materials”) for the 2006 Annual Meeting of Shareholders (the “2006 Annual Meeting”) must provide their proposals by certain deadlines. To be included in the Proxy Materials, a shareholder proposal must have been received by FC Banc Corp. no later than November 28, 2005. If a shareholder intends to present a proposal at the 2006 Annual Meeting and the proposal was not included in the Proxy Materials, FC Banc Corp.’s management proxies for the 2006 Annual Meeting will be entitled to vote on such proposal in their discretion, despite the exclusion of any discussion of the matter in the Proxy Materials, if the proposal is not received by FC Banc Corp. before January 27, 2006.

EXHIBIT A
[Austin Associates, LLC Letterhead]
August 31, 2005
Board of Directors
FC Banc Corp
105 Washington Square
Bucyrus, OH 44820
Members of the Board:
You have requested the opinion of Austin Associates, LLC (“Austin”) as to the fairness, from a financial point-of-view, of the cash consideration being paid to shareholders of FC Banc Corp (“Company’) in connection with a going-private transaction (“Transaction”). The Transaction is being completed through a reverse-stock split. Under the terms of the Transaction, shareholders of Company owning fewer than 500 shares will receive $29.12 per share in cash.
In carrying out our engagement, we have among other things:
(i)	Reviewed correspondence and documents related to the Transaction;

(ii)	Reviewed the audited and regulatory financial statements of Company for each of the years-ended 2000-2004 and the interim unaudited financial statements for the three and six months ended March 31, 2005 and June 30, 2005, respectively;

(iii)	Reviewed internal information regarding the business and prospects of Company including, but not limited to, operating budgets and business plans;

(iv)	Prepared a valuation of the common stock of Company in connection with the Transaction to determine the fair market value of the shares of Company;

(v)	Reviewed certain publicly available information on Company and other companies whose business activities were believed by Austin to be generally comparable to those of Company;

(vi)	Reviewed other analyses and information as Austin deemed relevant, including but not limited to the pro forma impact of the Transaction to Company’s book value, capital and earnings;

(vii)	Reviewed the letter of intent entered into between Company and principal shareholders of Monitor Bancorp;

A-1

Board of Directors
FC Banc Corp.
August 31, 2005

(viii)	Reviewed financial performance data of Monitor Bancorp and Monitor Bank; and,

(ix)	Reviewed pro forma analysis prepared by management of Company reflecting the potential acquisition of Monitor Bancorp.
In connection with the valuation noted above, Austin considered: (a) the nature of the business and history of the enterprise; (b) the economic outlook in general and the condition and the outlook of the specific industry in particular; (c) the financial condition of the business; (d) the earning capacity of the Company; (e) the dividend paying capacity of the Company; (f) the nature and value of the tangible and intangible assets of the business; (g) sale of the stock and the size of the block to be valued; (h) the market price of the stocks of corporations engaged in the same or similar lines of business having their stocks actively traded in a free and open market; (i) the marketability of the Company’s stock; and (j) the determination of any control premiums or minority share discounts. A summary description of the valuation approaches utilized and conclusions reached are contained in the Schedule 13E-3 Transaction Statement. A valuation report as of March 31, 2005 was delivered to the Board of Directors in June 2005. Austin updated the valuation report to June 30, 2005 and delivered a copy of the updated valuation results to the Board in August 2005.
In our review and analysis, we relied upon and assumed the accuracy and completeness of the financial and other information provided to us, or publicly available, and have not attempted to verify the same. We have assumed that there has been no material change in the financial condition of Company since the date of the last financial statements made available to us. Our opinion is based upon market, economic and other conditions as of the date hereof.
We have been retained by the board of directors as independent advisor to the Company in connection with the Transaction. For our services in rendering this opinion, Company has paid us a fee and has indemnified us against certain liabilities.
Based upon our analysis and subject to the qualifications described herein, we believe that as of the date of this letter, the cash offer of $29.12 per share being paid in the Transaction is fair, from a financial point of view, to the Company and to all its shareholders, including unaffiliated shareholders who will be cashed out in the Transaction and unaffiliated shareholders who will continue to hold FC Banc Corp. stock.
Respectfully,
/s/ Austin Associates, LLC
Austin Associates, LLC

A-2

EXHIBIT B
[FC BANC CORP LETTERHEAD]
July 25, 2005
Confidential
Mr. James R. Smail
c/o Monitor Bancorp, Inc.
13210 SR 226
Big Prairie, Ohio 44611
Dear Jim:
On behalf of the board of directors, we enjoyed having the opportunity to meet with you. As we discussed, this letter is intended to confirm the general understanding we have reached regarding a possible business combination involving FC Banc Corp, Monitor Bancorp, Inc. and its subsidiary, The Monitor Bank (the “Transaction”). FC Banc Corp and Monitor Bancorp entered into a Confidentiality Agreement dated June 1, 2005 (the “Confidentiality Agreement”). Based on our evaluations and discussions to date, we believe that setting forth our understanding regarding certain additional matters would be helpful in furthering a possible Transaction. We understand that you, Paul Miller and Joe Wachtel together own approximately 8,200 of the 10,000 outstanding shares of Monitor Bancorp.
Although the structure and comprehensive terms of the Transaction would be subject to negotiation of a definitive agreement based upon a number of factors, including the satisfactory completion of an appropriate due diligence investigation by each party, we contemplate that the Transaction would involve a stock purchase agreement between FC Banc Corp, Paul Miller, Joe Wachtel and you pursuant to which FC Banc Corp would acquire all shares of capital stock of Monitor Bancorp owned by the three of you. The stock purchase agreement would contain terms and conditions customary for such a transaction, including seller representations and warranties.
Subject to satisfactory completion of our respective due diligence reviews and the negotiation and execution of a definitive stock purchase agreement, FC Banc Corp would agree to purchase the capital stock of Monitor Bancorp owned by you, Paul Miller and Joe Wachtel for an aggregate purchase price of approximately $5,286,704 ($644.72 per share and assuming 8,200 shares owned by the three of you). The purchase price (other than cash instead of any fractional shares) would be payable solely in shares of FC Banc Corp common stock. For this purpose, FC Banc Corp’s common stock would be valued at a price of $29.12 per share. Accordingly, FC Banc Corp would issue its shares to you at an exchange ratio of 22.14 FC Banc Corp common shares for each Monitor Bancorp common share. The value of any fractional shares resulting from the application of the share exchange ratio would be paid in cash at the rate of $29.12 per whole FC Banc Corp common share. The exchange ratio of 22.14 FC Banc Corp common shares for each Monitor Bancorp common share is based on a price per share of $29.12 for FC Banc Corp’s common shares and a current book value per share of $368.44 for Monitor Bancorp’s common shares, and represents a multiple of 1.75 times the current book value of Monitor Bancorp’s common shares. You and we recognize that the exchange ratio and aggregate purchase price is subject to adjustment to reflect a change in the price per share of FC Banc Corp’s common shares or the book value of Monitor Bancorp’s common shares.
We also would anticipate that in connection with the Transaction you and one other current Monitor Bancorp director would be elected to the boards of directors of FC Banc Corp and The Farmers Citizens Bank. You would be appointed Vice-Chairman of FC Banc Corp and The Farmers Citizens Bank.
At a later date, following FC Banc Corp’s purchase of the Monitor Bancorp shares owned by Paul Miller, Joe Wachtel and you, and subject to all required shareholder approvals, we would anticipate merging Monitor Bancorp into FC Banc Corp and Monitor Bank into The Farmers Citizens Bank, with each shareholder of Monitor Bancorp other than FC Banc Corp receiving cash in the amount of $644.72 per share for their shares of Monitor Bancorp (computed on the basis of the exchange ratio of 22.14 and a value of $29.12 per share of FC Banc Corp common shares).
As you know, we have announced our plans for FC Banc Corp to “go private” by reducing the number of holders of FC Banc Corp’s common shares to fewer than 300, so that FC Banc Corp will no longer be a public company filing reports with the SEC. We believe that going private will provide a significant financial benefit to FC Banc Corp and its shareholders by eliminating the expense of being a public company. We expect to seek shareholder approval for our proposed going private transaction at a special meeting of shareholders that we anticipate scheduling for early in the fourth quarter of 2005. In that regard, we will be required to disclose publicly the terms of this letter, our discussions with you and our plans to acquire Monitor Bancorp, including providing this information to our shareholders as information that is relevant to their decision of whether to approve the going private transaction. You acknowledge that we may make these disclosures, including those filings with the SEC that we deem appropriate, without having to amend the Confidentiality Agreement or otherwise seek your approval.
With the exception of your acknowledgement that we may disclose this letter, our discussions with you and our plans to acquire Monitor Bancorp in connection with our planned going private transaction, this letter of intent is not binding on FC Banc Corp. or you in any way. This letter merely reflects our intent to enter into definitive written agreements with respect to the transactions described above. Unless and until definitive written agreements referred to above are duly executed by the parties, regardless of the reason for such agreements not being executed, none of the parties shall be under any obligation to any other of the parties irrespective of this letter of intent and any negotiations among us.

If the foregoing is acceptable to you, please sign, date and return a copy of this letter. Following the completion of our going private transaction, we will instruct our counsel to prepare a draft of the definitive agreements for review by your counsel and discussion by us.

Sincerely,

/s/ R. Duane Hord	/s/ Coleman J. Clougherty

R. Duane Hord	Coleman J. Clougherty
Chairman	President

Accepted:
Date: July 25, 2005

/s/ James R. Smail
James R. Smail

EXHIBIT C
FORM OF
REVERSE STOCK SPLIT
AMENDMENT
          Article FOURTH of the Amended and Restated Articles of Incorporation of FC Banc Corp. is hereby amended and replaced in its entirety as follows:
          FOURTH: The maximum number of shares of all classes which the corporation is authorized to have outstanding is 4,000,000 common shares, no par value per share.
          (a) No holder of any shares of any class of the corporation shall be entitled to the preemptive rights to subscribe for, purchase, or receive any part of any new or additional shares of any class, whether now or hereafter authorized, or any securities exchangeable for or convertible into such shares, or any warrants or other instruments evidencing rights or options to subscribe for, purchase or otherwise acquire such shares.
          (b) No holder of shares of any class shall have the right to vote cumulatively in the election of directors.
          (c) Effective at the date and time this amendment to the Amended and Restated Articles of Incorporation to amend and replace this Article FOURTH is accepted by the Secretary of State of the State of Ohio (the “Effective Time”), each five-hundred (500) of the corporation’s common shares then issued and outstanding shall be automatically converted into one fully-paid and non-assessable common share (the “Reverse Stock Split”). In lieu of the issuance of any fractional common shares or scrip that would otherwise result from the Reverse Stock Split to holders who held less than five-hundred (500) common shares immediately before the Effective Time (“Cashed Out Holders”), each Cashed Out Holder shall be entitled to receive the amount of Twenty-Nine Dollars and Twelve Cents ($29.12) in cash for each common share held immediately prior to the Effective Time. Upon the completion of the Reverse Stock Split, Cashed Out Holders shall cease to be shareholders of the corporation. Holders who held five hundred (500) or more common shares immediately prior to the Effective Time shall be issued fractional common shares. This subsection (c) of this Article FOURTH shall affect only issued and outstanding shares of the corporation and shall not affect the total authorized number of shares.
          (d) This Article FOURTH shall not change the stated capital or paid-in surplus referable to the common shares, if any.

C-1

EXHIBIT D
FORM OF
FORWARD STOCK SPLIT
AMENDMENT
          Article FOURTH of the Amended and Restated Articles of Incorporation of FC Banc Corp. is hereby amended and replaced in its entirety as follows:
          FOURTH: The maximum number of shares of all classes which the corporation is authorized to have outstanding is 4,000,000 common shares, no par value per share.
          (a) No holder of any shares of any class of the corporation shall be entitled to the preemptive rights to subscribe for, purchase, or receive any part of any new or additional shares of any class, whether now or hereafter authorized, or any securities exchangeable for or convertible into such shares, or any warrants or other instruments evidencing rights or options to subscribe for, purchase or otherwise acquire such shares.
          (b) No holder of shares of any class shall have the right to vote cumulatively in the election of directors.
          (c) Effective at the date and time this amendment to the Amended and Restated Articles of Incorporation to amend and replace this Article FOURTH is accepted by the Secretary of State of the State of Ohio (the “Effective Time”), each share of the corporation’s common shares then issued and outstanding shall be automatically converted into five hundred (500) fully paid and non-assessable common shares (the “Forward Stock Split”). This subsection (c) of this Article FOURTH shall affect only issued and outstanding shares of the corporation and shall not affect the total authorized number of shares.
          (d) This Article FOURTH shall not change the stated capital or paid-in surplus referable to the common shares, if any.

D-1

REVOCABLE PROXY
This proxy is solicited on behalf of the Board of Directors of
FC Banc Corp.
FC Banc Corp. Special Meeting Of Shareholders
December 15, 2005
IMPORTANT
Please complete this entire Proxy Card.
Sign, date and return the attached Proxy Card in the postage paid envelope as soon as possible. Your vote is important,
regardless of the number of shares that you own.
     The undersigned shareholder of FC Banc Corp. (“FC Banc Corp.”) hereby constitutes and appoints John O. Spreng, Jr. and Coleman J. Clougherty as the Proxy or Proxies of the undersigned with full power of substitution and resubstitution, to vote at the Special Meeting of Shareholders of FC Banc Corp. to be held at the main office of FC Banc Corp., 105 Washington Square, Bucyrus, Ohio 44820, on December 15, 2005, at 1:00 p.m., local time (the “Special Meeting”), all of the shares of FC Banc Corp. which the undersigned is entitled to vote at the Special Meeting, or at any adjournment thereof, on each of the following proposals, all of which are described in the accompanying Proxy Statement:
1.	The amendment of FC Banc Corp.’s Amended and Restated Articles of Incorporation to effect a 1-for-500 reverse stock split, followed immediately by a 500-for-1 forward stock split of FC Banc Corp.’s common shares (collectively, the “Stock Splits”). As a result of the Stock Splits, (a) each shareholder owning fewer than 500 common shares of FC Banc Corp. immediately before the Stock Splits will receive $29.12 in cash, without interest, for each FC Banc Corp. common share owned by such shareholder immediately prior to the Stock Splits and will no longer be a shareholder of FC Banc Corp. ; and (b) each FC Banc Corp. common share held by a shareholder owning 500 or more common shares of FC Banc Corp. immediately prior to the effective time of the Stock Splits will continue to represent one common share of FC Banc Corp. after completion of the Stock Splits.

☐ FOR	☐ AGAINST	☐ ABSTAIN
2.	In their discretion, upon such other business as may properly come before the Special Meeting or any adjournments thereof.
IMPORTANT: Please sign and date this Proxy.
     Your Board of Directors recommends a vote “For” the approval of the amendments to FC Banc Corp.’s Amended and Restated Articles of Incorporation to effect the Stock Splits.

     This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. Unless otherwise specified, the shares will be voted For the approval of the amendments to FC Banc Corp.’s Amended and Restated Articles of Incorporation to effect the Stock Splits.
     All Proxies previously given by the undersigned are hereby revoked. Receipt of the Notice of the Special Meeting of Shareholders of FC Banc Corp. and of the accompanying Proxy Statement, Annual Report on Form 10-KSB for the year ended December 31, 2004 and Quarterly Report on Form 10-QSB for the quarter ended September 30, 2005 is hereby acknowledged.
     Please sign exactly as your name appears above. Executors, administrators, trustees, guardians, attorneys or agents, should give their full titles. If shares are held jointly, each holder should sign.

Signature	Signature

Dated: , 2005	Dated: , 2005
Please sign, date and return this proxy promptly in the enclosed envelope. No postage is required for mailing in the U.S.A.